EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIFEPOINT HOSPITALS, INC.

LAKERS HOLDING CORP.,

LAKERS ACQUISITION CORP.,

PACERS ACQUISITION CORP.

AND

PROVINCE HEALTHCARE COMPANY

Dated as of August 15, 2004

5.20	Reports.	23
5.21	Statements True and Correct.	23
5.22	Tax and Regulatory Matters.	24
5.23	State Takeover Laws.	24
5.24	Charter Provisions.	24
5.25	Rights Agreement.	24
5.26	Financial Advisor.	24
5.27	Board Approval.	25
5.28	Healthcare Licenses.	25
5.29	Medicare Participation/Accreditation.	25
5.30	Inspections and Investigations.	25
5.31	Billing Practices; Fraud and Abuse.	26

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF LIFEPOINT	26

6.1	Organization, Standing, and Power.	26
6.2	Authority; No Breach By Agreement.	27
6.3	Capital Stock.	28
6.4	LifePoint Subsidiaries.	28
6.5	SEC Filings; Financial Statements.	29
6.6	Absence of Undisclosed Liabilities.	29
6.7	Absence of Certain Changes or Events.	29
6.8	Tax Matters.	30
6.9	Compliance with Laws.	31
6.10	Employee Benefit Plans.	32
6.11	Material Contracts.	33
6.12	Legal Proceedings.	34
6.13	Statements True and Correct.	34
6.14	Authority, Capitalization of Merger Subsidiaries.	35
6.15	Tax and Regulatory Matters.	36
6.16	Financing.	36
6.17	Board Approval.	36
6.18	Healthcare Licenses.	36
6.19	Medicare Participation/Accreditation.	36
6.20	Inspections and Investigations.	37
6.21	Billing Practices; Fraud and Abuse.	37

ARTICLE 7	CONDUCT OF BUSINESS PENDING CONSUMMATION	38

7.1	Affirmative Covenants of Province.	38
7.2	Negative Covenants of Province.	38
7.3	Covenants of LifePoint.	41
7.4	Adverse Changes in Condition.	41
7.5	Reports.	42
7.6	Conduct of Business by Holding Company and the
	Merger Subsidiaries Pending the Mergers.	42

ARTICLE 8	ADDITIONAL AGREEMENTS	42

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8.1	Registration Statement; Joint Proxy Statement/Prospectus; Stockholder Approval.	42
8.2	Other Offers, Etc.	44
8.3	Exchange Listing.	45
8.4	Antitrust Notification; Consents of Regulatory Authorities.	46
8.5	Filings with State Offices.	47
8.6	Agreement as to Efforts to Consummate.	47
8.7	Investigation and Confidentiality.	47
8.8	Public Announcements.	48
8.9	Tax Treatment.	48
8.10	State Takeover Laws.	48
8.11	Charter Provisions.	49
8.12	Rights Agreements.	49
8.13	Employee Benefits and Contracts.	49
8.14	Indemnification; Insurance.	50
8.15	Affiliates.	51
8.16	Board of Directors.	52
8.17	Alternative Financing.	52
8.18	Rule 16(b).	52
8.19	Alternative Transaction Structure.	52

ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	54

9.1	Conditions to Obligations of Each Party.	54
9.2	Conditions to Obligations of LifePoint.	54
9.3	Conditions to Obligations of Province.	56

ARTICLE 10	TERMINATION	57

10.1	Termination.	57
10.2	Effect of Termination.	59
10.3	Non-Survival of Representations and Covenants.	59

ARTICLE 11	MISCELLANEOUS	59

11.1	Definitions.	59
11.2	Expenses.	70
11.3	Brokers and Finders.	71
11.4	Entire Agreement.	71
11.5	Amendments.	71
11.6	Waivers.	71
11.7	Assignment.	72
11.8	Notices.	72
11.9	Governing Law; Venue; Waiver of Jury Trial.	73
11.10	Counterparts.	74
11.11	Captions; Articles and Sections.	74
11.12	Interpretations.	74
11.13	Enforcement of Agreement.	74
11.14	Severability.	74

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Exhibit A	Form of Lakers Holding Corp. Certificate of Incorporation	A-1
Exhibit B	Form of Lakers Holding Corp. Bylaws	B-1
Exhibit C	Form of Affiliate Agreement	C-1

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AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2004 by and among LifePoint Hospitals, Inc.(“LifePoint”), a Delaware corporation, Lakers Holding Corp. (“Holding Company”), a Delaware corporation, Lakers Acquisition Corp. (“LifePoint Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, Pacers Acquisition Corp. (“Province Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, and Province Healthcare Company (“Province”), a Delaware corporation. Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

Preamble

     WHEREAS, (i) LifePoint owns 667 shares of Holding Company Common Stock and Province owns 333 shares of Holding Company Common Stock, (ii) Holding Company owns all of the issued and outstanding shares of LifePoint Merger Sub Common Stock and all of the issued and outstanding shares of Province Merger Sub Common Stock and (iii) LifePoint and Province have organized Holding Company and Holding Company has organized Province Merger Sub and LifePoint Merger Sub for the purpose of effecting the transactions contemplated hereby.

     WHEREAS, this Agreement provides for the business combination between LifePoint and Province upon the terms and subject to the conditions of this Agreement as follows: Holding Company will acquire all of the capital stock of each of LifePoint and Province through the merger of LifePoint Merger Sub with and into LifePoint (the “LifePoint Merger”), with LifePoint as the surviving corporation, and the merger of Province Merger Sub with and into Province (the “Province Merger” and, together with the LifePoint Merger, the “Mergers”), with Province as the surviving corporation. As a result of the Mergers, the respective holders of capital stock of LifePoint and Province will collectively own all of the outstanding shares of capital stock of Holding Company.

     WHEREAS, the respective Boards of Directors of LifePoint, Province, Holding Company, LifePoint Merger Sub and Province Merger Sub are of the opinion that the transactions described herein are advisable, fair to and in the best interests of the Parties to this Agreement and their respective stockholders. The Boards of Directors of LifePoint, LifePoint Merger Sub, and Holding Company have each approved the LifePoint Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein. The Boards of Directors of Province, Province Merger Sub, and Holding Company have each approved the Province Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein.

     WHEREAS, the transactions described in this Agreement are subject to the approvals of the stockholders of Province, the stockholders of LifePoint, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement.

     WHEREAS, the Parties intend that for federal income tax purposes (i) the LifePoint Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and/or, when taken together with the Province Merger, as an exchange under the provisions of Section 351 the Internal Revenue Code and (ii) the Province Merger, when taken together with the LifePoint Merger, qualify as an exchange under the provisions of Section 351 the Internal Revenue Code.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER

1.1   Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time:

     (a) Province Merger Sub shall be merged with and into Province in accordance with the applicable provisions of the DGCL. Province shall be the surviving corporation resulting from the Province Merger (the “Province Surviving Corporation”), shall become a wholly owned Subsidiary of Holding Company and shall continue to be governed by the Laws of the State of Delaware.

     (b) LifePoint Merger Sub shall be merged with and into LifePoint in accordance with the applicable provisions of the DGCL. LifePoint shall be the surviving corporation resulting from the LifePoint Merger (the “LifePoint Surviving Corporation”), shall become a wholly owned Subsidiary of Holding Company and shall continue to be governed by the Laws of the State of Delaware.

     The Mergers shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of LifePoint, Province, Holding Company, LifePoint Merger Sub and Province Merger Sub.

1.2   Time and Place of Closing.

     The closing of the transactions contemplated hereby (the “Closing”) will take place at 5:01 p.m. on the date that the Effective Time, as defined below, occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3   Effective Time.

     The Mergers and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Province Merger (the “Province Certificate of Merger”) and the Certificate of Merger reflecting the LifePoint Merger (the “LifePoint Certificate of Merger” and, together with the Province Certificate of Merger, the “Certificates of Merger”) shall each become effective with the Secretary of State of the State of Delaware (the “Effective Time”). Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the second Business Day after the satisfaction of the conditions set forth in ARTICLE 9 of the Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing, but subject to those conditions).

ARTICLE 2 TERMS OF MERGERS

2.1   Certificates of Incorporation.

     (a) LifePoint and Province shall take, and shall cause Holding Company to take, all requisite action to cause the Certificate of Incorporation of Holding Company to be in the form of Exhibit A at the Effective Time until duly amended or repealed.

     (b) The Certificate of Incorporation of the Province Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Province Merger Sub, except that references to the name of the Province Surviving Corporation shall be amended to reflect a change in such name as determined by LifePoint.

     (c) The Certificate of Incorporation of the LifePoint Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of LifePoint Merger Sub, except that references to the name of the LifePoint Surviving Corporation shall be amended to reflect a change in such name as determined by LifePoint.

2.2   Bylaws.

     (a) LifePoint and Province shall take, and shall cause Holding Company to take, all requisite action to cause the Bylaws of Holding Company to be in the form of Exhibit B at the Effective Time until duly amended or repealed.

     (b) The Bylaws of Province Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Province Surviving Corporation until duly amended or repealed.

     (c) The Bylaws of LifePoint Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the LifePoint Surviving Corporation until duly amended or repealed.

2.3   Directors and Officers.

     (a) LifePoint and Province shall take, and shall cause Holding Company to take, all requisite action to cause the directors and officers of LifePoint in office immediately prior to the Effective Time to become the directors and officers of Holding Company in office immediately prior to the Effective Time.

     (b) The directors of Province Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Province Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Province Surviving Corporation. The officers of Province in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Province Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Province Surviving Corporation.

     (c) The directors of LifePoint Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the LifePoint Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the LifePoint Surviving Corporation. The officers of LifePoint Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the LifePoint Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the LifePoint Surviving Corporation.

ARTICLE 3 MANNER OF CONVERTING SHARES

3.1   Conversion of Shares.

     (a) Province Merger. Subject to the provisions of this ARTICLE 3, at the Effective Time, by virtue of the Province Merger and without any action on the part of Province, Holding Company or Province Merger Sub or the stockholders of any of the foregoing, the securities of the constituent corporations shall be converted as follows:

     (i) Each share of Province Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of common stock of the Province Surviving Corporation.

     (ii) Each share of Province Common Stock (excluding shares held by any Province Entity or any LifePoint Entity, which will be canceled pursuant to Section 3.3, and excluding shares held by stockholders who perfect their statutory appraisal rights, if applicable, as provided in Section 3.4) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) that number of a share of Holding Company Common Stock equal to the Province Exchange Ratio (the “Province Stock Consideration”) and (ii) a cash payment in the amount of $11.375 (without interest and less any required withholding of Taxes, the “Province Cash Consideration”). The “Province Exchange Ratio” shall be 0.3447; provided, however, that if (x) the Exchange Fair Market Value is greater than $33.00 and less than $39.00, then the Province Exchange Ratio shall be the quotient obtained by dividing $11.375 by the Exchange Fair Market Value (rounded to four decimal places) or (y) the Exchange Fair Market Value is equal to or greater than $39.00, then the Province Exchange Ratio shall be 0.2917. “Exchange Fair Market Value” shall be defined to mean the volume weighted average (rounded to four decimal places) of the daily sale prices for the shares of LifePoint Common Stock for the twenty consecutive trading days on which such shares are actually traded and quoted on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by LifePoint) ending at the close of trading on the third trading day immediately preceding the Closing Date. The Province Stock Consideration and the Province Cash Consideration, together with cash to be paid in lieu of fractional shares pursuant to Section 3.5, are referred to collectively as the “Province Merger Consideration.”

     (iii) Pursuant to the Holding Company Rights Agreement, each share of Holding Company Common Stock issued in connection with the Province Merger upon conversion of Province Common Stock shall be accompanied by a Holding Company Right.

     (b) LifePoint Merger. Subject to the provisions of this ARTICLE 3, at the Effective Time, by virtue of the LifePoint Merger and without any action on the part of LifePoint, Holding Company or LifePoint Merger Sub or the stockholders of any of the foregoing, the securities of the constituent corporations shall be converted as follows:

     (i) Each share of LifePoint Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of common stock of the LifePoint Surviving Corporation.

     (ii) Each share of LifePoint Common Stock (excluding shares held by any Province Entity or any LifePoint Entity, which will be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall cease to be outstanding and shall be deemed to be converted into and exchanged for one share of Holding Company Common Stock (the “LifePoint Merger Consideration” and, together with the Province Merger Consideration, the “Merger Consideration”), without the requirement for the surrender of any certificate previously representing any such shares of LifePoint Common Stock or issuance of new certificates representing Holding Company Common Stock, with each certificate representing shares of LifePoint Common Stock prior to the Effective Time being deemed to represent automatically an equivalent number of shares of Holding Company Common Stock.

     (iii) Pursuant to the Holding Company Rights Agreement, each share of Holding Company Common Stock issued in connection with the LifePoint Merger upon conversion of LifePoint Common Stock shall be accompanied by a Holding Company Right.

     (c) Holding Company Common Stock. Each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be contributed to Holding Company, without payment of any consideration therefor, and thereupon retired.

3.2   Anti-Dilution Provisions.

     In the event LifePoint or Province changes the number of shares of LifePoint Common Stock or Province Common Stock, as the case may be, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, each of the Province Cash Consideration, the Province Stock Consideration, the Province Exchange Ratio and the LifePoint Merger Consideration, as the case may be, shall be proportionately adjusted, without duplication, to provide the holders of Province Common Stock and LifePoint Common Stock the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, or similar recapitalization.

3.3   Shares Held by Province or LifePoint.

     Each of the shares of Province Common Stock and/or shares of LifePoint Common Stock held by any Province Entity or by any LifePoint Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4   Dissenting Stockholders.

     Any holder of shares of Province Common Stock who does not vote for adoption of this Agreement and who perfects such holder’s appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive from the Province Surviving Corporation the value of such shares in cash as determined pursuant to Section 262 of the DGCL; provided, that no such payment shall be made to any such dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to the Province Surviving Corporation the certificate or certificates representing the shares for which payment is being made. Province shall give LifePoint prompt notice of any demands received by Province for appraisal of shares of Province Common Stock, and LifePoint shall have the right to participate in any and all negotiations and proceedings with respect to such demands. Province shall not, without the prior written consent of LifePoint, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demand for appraisal. In the event that after the Effective Time a dissenting stockholder of Province fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Holding Company or the Province Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Province Common Stock is entitled under this ARTICLE 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Province Common Stock held by such holder.

3.5   Fractional Shares.

     Notwithstanding any other provision of this Agreement, each holder of shares of Province Common Stock exchanged pursuant to the Province Merger who would otherwise have been entitled to receive a fraction of a share of Holding Company Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Holding Company Common Stock multiplied by the market value of one share of Holding Company Common Stock at the Closing Date. The market value of one share of Holding Company Common Stock at the Closing Date shall be the last sale price of one share of LifePoint Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by LifePoint) on the last trading day preceding the

Closing Date. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares of Holding Company Common Stock. No interest will be paid or accrued on the cash in lieu of fractional shares of Holding Company Common Stock.

3.6   Stock Options.

     (a) Province Stock Options. As compensation for services rendered to Province, at the Effective Time, each option or other Equity Right to purchase shares of Province Common Stock pursuant to stock options or stock appreciation rights (“Province Options”) granted by Province under Province Stock Plan and outstanding at the Effective Time, whether or not exercisable, shall be canceled in exchange for a cash payment by the Province Surviving Corporation or Holding Company for each share of Province Common Stock subject to such Province Option (“Option Settlement Payment”) equal to the amount, if any, by which the “Per Share Purchase Price” exceeds the per share exercise price of Province Common Stock subject to such Province Option, subject to any applicable withholding tax. At the Effective Time, each such Province Option shall no longer represent the right to purchase shares of Province Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment referred to above. For purposes of this Section 3.6, the “Per Share Purchase Price” shall equal the per share Province Merger Consideration received for each share of Province Common Stock, with the value of the Holding Company Common Stock based on the last sale price for LifePoint Common Stock on the trading day immediately preceding the Closing Date. Province shall take all actions necessary to effectuate the provisions of this Section 3.6(a).

     (b) LifePoint Stock Options. At the Effective Time, each option or other Equity Right to purchase or receive shares of LifePoint Common Stock (“LifePoint Options”) granted by LifePoint under the LifePoint Stock Plans and outstanding at the Effective Time shall be converted into and exchanged for an option or other Equity Right to purchase or receive an equal number of shares of Holding Company Common Stock. All other terms and conditions of the LifePoint Options shall remain the same.

3.7   Employee Stock Purchase Plan.

     Province shall take all actions with respect to the ESPP necessary (a) to provide that the current exercise period scheduled to end on December 31, 2004 (the “Final Exercise Period”) shall end on the earlier of (i) December 31, 2004, or (ii) a date prior to, but as close as is practicable to, the Effective Time, (b) to terminate the ESPP as of the Effective Time and (c) to provide that no new exercise periods shall be commenced under the ESPP following the termination of the Final Exercise Period.

ARTICLE 4 EXCHANGE OF SHARES

4.1   Exchange Procedures.

     (a) Promptly after the Effective Time, Holding Company shall cause its transfer agent (the “Exchange Agent”) to mail to each holder of record of a certificate or certificates which represented shares of Province Common Stock immediately prior to the Effective Time (the

“Province Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Province Certificates shall pass, only upon proper delivery of such Province Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Province Certificates in exchange for the Province Merger Consideration. The Province Certificate or Province Certificates so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Province Common Stock represented by a Province Certificate that is not registered in the transfer records of Province, the Province Merger Consideration may be issued to a transferee if the Province Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Province Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (x) an affidavit of that fact from the holder claiming such Province Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as Holding Company and the Exchange Agent may reasonably require and (z) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Province Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Holding Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

     (b) After the Effective Time, each holder of shares of Province Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory appraisal rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Province Certificate or Province Certificates representing such shares to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, and shall promptly thereafter receive in exchange for such shares the Province Merger Consideration. Holding Company shall not be obligated to deliver the Merger Consideration to which any former holder of Province Common Stock is entitled as a result of the Province Merger until such holder surrenders such holder’s Province Certificate or Province Certificates for exchange, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, as provided in this Section 4.1.

     (c) Each of Holding Company, the Exchange Agent and any other Person involved in the payment of Merger Consideration shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Province Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Province Common Stock in respect of which such deduction and withholding was made.

     (d) Any other provision of this Agreement notwithstanding, none of Holding Company, the Province Surviving Corporation or the Exchange Agent shall be liable to a holder of Province

Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (e) Promptly after the Effective Time, Holding Company shall provide to the Exchange Agent appropriate instructions and grant to the Exchange Agent authorization to issue a sufficient number of shares of Holding Company Common Stock in exchange for outstanding shares of Province Common Stock required to be paid pursuant to Section 3.1 and shall deposit with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to make all fractional share payments as required by Section 3.5 and the aggregate Cash Consideration required to be paid pursuant to Section 3.1(a)(ii). Any portion of the cash that has been made available to the Exchange Agent pursuant to this Section 4.1(e) that remains unclaimed by the holder of any Province Certificate or Province Certificates six (6) months after the Effective Time shall be returned to Holding Company, and any such holder who has not exchanged such holder’s Province Certificate or Province Certificates prior to such time shall thereafter look only to Holding Company for any claim for Merger Consideration hereunder.

4.2   Rights of Former Stockholders.

     At the Effective Time, the stock transfer books of each of Province and LifePoint shall be closed as to holders of Province Common Stock and LifePoint Common Stock, respectively, and no transfer of Province Common Stock or LifePoint Common Stock by any such holder shall thereafter be made or recognized. All Merger Consideration delivered upon the surrender of Province Certificates in accordance with the terms of this ARTICLE 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Province Common Stock theretofore represented by such Province Certificates. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Province Certificate theretofor representing shares of Province Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory appraisal rights have been perfected as provided in Section 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the Province Merger Consideration in exchange therefor. Each certificate previously representing shares of LifePoint Common Stock (and each uncertificated share of LifePoint Common Stock in book-entry form, if any, prior to the Effective Time) shall be deemed to represent an equivalent number of shares of Holding Company Common Stock without any action on the part of the holder thereof; provided, however, that if an exchange of certificate previously representing shares of LifePoint Common Stock for new certificates is required by Law, or is requested by any holder thereof, Holding Company will arrange for such exchange on a one-share-for-one-share basis. Whenever a dividend or other distribution is declared by Holding Company on the Holding Company Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Holding Company Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Holding Company Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Province Certificate until such holder surrenders such Province Certificate for exchange as provided in Section 4.1. However, upon surrender of such Province Certificate, both the Holding Company Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Province Certificate, less any required withholding Taxes.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PROVINCE

     Except as otherwise disclosed to LifePoint in the Province Disclosure Memorandum, Province hereby represents and warrants to LifePoint as follows:

5.1   Organization, Standing, and Power.

     Province is a corporation validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Province is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. The Certificate of Incorporation and Bylaws of Province have been made available to LifePoint for its review and are true and complete in all respects as in effect as of the date of this Agreement and accurately reflect in all respects all amendments thereto.

5.2   Authority of Province; No Breach By Agreement.

     (a) Province has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Province Merger, perform this Agreement, and with respect to the Province Merger, upon the adoption of this Agreement and the approval of the Province Merger by Province’s stockholders in accordance with this Agreement and the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Province Merger. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Province Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Province, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Province Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for approval of this Agreement and consummation of the Province Merger by Province. This Agreement represents a legal, valid, and binding obligation of Province, enforceable against Province in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Province, nor the consummation by Province of the transactions contemplated hereby, nor compliance by Province with any of the provisions of this Agreement, will (i) conflict with or result in a breach of any provision of Province’s Certificate of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws or other governing instruments of any Province Subsidiary or any resolution adopted by the board of directors, the stockholders or the members of any Province Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Province Entity under, any Contract or Permit of any Province Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, or, (iii) subject to receipt of the Consents referred to in Section 5.2(b) of Province Disclosure Memorandum, constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to any Province Entity or any of their respective material Assets (including any LifePoint Entity or any Province Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any LifePoint Entity or any Province Entity being reassessed or revalued by any Regulatory Authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Province of the Province Merger and the other transactions contemplated hereby.

5.3   Capital Stock.

     (a) The authorized capital stock of Province consists of (i) 150,000,000 shares of Province Common Stock, of which 49,701,217 shares are issued and outstanding as of the date of this Agreement, and (ii) 100,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of the date of this Agreement, 8,512,239 shares of Province Common Stock were reserved for issuance upon exercise of Province Options pursuant to Province Stock Plan and up to 333,115 shares of Province Common Stock were reserved for issuance pursuant to outstanding purchase rights pursuant to the ESPP. As of the date of this Agreement, there are options or warrants to purchase 7,423,046 shares of Province Common Stock issued and outstanding pursuant to Province Stock Plan. As of the date of this Agreement, 2,872,760 shares of Province Common Stock were reserved for issuance upon conversion of Province’s 4-1/2% Convertible Subordinated Notes due 2005 (the “4-1/2% Notes”) and 6,226,767 shares of Province Common Stock were reserved for issuance upon conversion of Province’s 4-1/4% Convertible Subordinated Notes due 2008 (the “4-1/4% Notes” and, together with the 4-1/2% Notes, the “Convertible Notes”). All of the issued and outstanding shares of capital stock of Province are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Province has been issued in violation of any preemptive rights of the current or past stockholders of Province. No Province Common Stock is held as treasury stock by Province.

     (b) Except as set forth in Section 5.3(a) or Province Rights Agreement, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Province, (ii) securities of Province or any Province Subsidiary convertible into or exchangeable for shares of capital stock, debt securities or voting securities of Province, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Province, or obligations of Province to issue, any capital stock, debt securities or other voting securities or obligating Province to grant, extend or enter into any such agreement or commitment, or (iv) any other Equity Right relating to the capital stock of Province. There are no outstanding obligations of Province to repurchase, redeem or otherwise acquire any securities of Province. There are no voting trusts, proxies or other agreements or understandings to which Province or any Province Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of Province.

5.4   Province Subsidiaries.

     Province has disclosed in Section 5.4 of Province Disclosure Memorandum each of Province Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of Province Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the jurisdiction in which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Province or one of Province Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Province Subsidiary. No capital stock (or other equity interest) of any Province Subsidiary is or may become required to be issued (other than to another Province Entity) by reason of any Equity Rights, and there are no Contracts by which any Province Subsidiary is bound to issue (other than to another Province Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Province Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Province Subsidiary (other than to another Province Entity). There are no outstanding obligations of any Province Subsidiary to repurchase, redeem or otherwise acquire any securities of any Province Subsidiary. There are no Contracts, voting trusts or proxies relating to the rights of any Province Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Province Subsidiary. All of the shares of capital stock (or other equity interests) of each Province Subsidiary held by a Province Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Province Entity free and clear of any Lien and free of any other limitation or restriction on the right to vote, sell or otherwise dispose of the stock (or other equity interests). Each Province Subsidiary is a corporation, limited liability company, general or limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Province Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. The organizational documents for each Province Subsidiary have been made available to LifePoint for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto. No Province Subsidiary or any owner of an interest in any Province Subsidiary has a right of refusal or consent with respect to the

Province Merger. No Province Common Stock or LifePoint Common Stock is owned by any Province Entity.

5.5   SEC Filings; Financial Statements.

     (a) Province has timely filed all SEC Documents required to be filed by Province since December 31, 2001 (the “Province SEC Reports”). Province SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Province SEC Reports or necessary in order to make the statements in such Province SEC Reports, in light of the circumstances under which they were made, not misleading. No Province Subsidiary is required to file any SEC Documents.

     (b) Each of the Province Financial Statements (including, in each case, any related notes) contained in the Province SEC Reports, including any Province SEC Reports filed after the date of this Agreement until the Effective Time, complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Province and Province Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

5.6   Absence of Undisclosed Liabilities.

     No Province Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, except Liabilities under operating leases and Liabilities which are accrued or reserved against in the consolidated balance sheets of Province as of June 30, 2004, included in the Province Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Province Entity has incurred or paid any Liability since June 30, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past practice and which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

5.7   Absence of Certain Changes or Events.

     Since December 31, 2003, except as disclosed in the Province Financial Statements for periods after December 31, 2003 that were filed with the SEC prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect and (ii) none of the Province Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of Province provided in ARTICLE 7.

5.8   Tax Matters.

     (a) All the Province Entities have timely filed, or have caused to be timely filed, with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Other than information returns for Employee Benefit Plans, none of the Province Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the Province Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or such Taxes are being contested in good faith and proper accruals pursuant to GAAP have been established on Province’s consolidated financial statements with respect thereto. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Province Entities.

     (b) None of the Province Entities has received any written notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes, and, to the Knowledge of Province, there are no threatened or pending disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of any Province Entity or the Assets of any Province Entity. None of the Province Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

     (c) Each Province Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of material Taxes and the payment thereof to appropriate authorities, including material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and material Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

     (d) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on Province’s consolidated financial statements adequate to pay all material Taxes of all Province Entities not yet due and payable.

     (e) None of the Province Entities is a party to any Tax allocation or sharing agreement and none of the Province Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Province) or has any Tax Liability to any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Province is parent), or as a transferee or successor, by Contract or otherwise.

     (f) During the five-year period ending on the date of this Agreement, none of the Province Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

     (g) Province has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii).

     (h) No Province Entity has engaged in any intercompany transaction within the meaning of Treasury regulation §1.1502-13 for which any material income or gain remains unrecognized or deferred and no material excess loss account within the meaning of Treasury regulation §1.1502-19 exists with respect to the stock of any Province Entity.

     (i) No Province Entity has agreed to make or is required to make any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting or any similar provision of state, local or foreign Tax Laws or otherwise.

     (j) No deduction for any interest paid or accrued with respect to (i) the Convertible Notes or (ii) Province’s 7% Senior Subordinated Notes due 2013 is subject to disallowance or deferral under any provision of the Internal Revenue Code or state, local or foreign Tax Laws.

     (k) Province’s total adjusted basis in its assets exceeds Province’s aggregate liabilities.

5.9   Assets.

     The Province Entities have good and marketable title to or valid leasehold interests in, free and clear of all Liens, all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely, individually or in aggregate, to have a Province Material Adverse Effect. All material tangible Assets used in the businesses of the Province Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice. The Assets of the Province Entities include all Assets required to operate the business of the Province Entities as presently conducted.

5.10   Accounts Receivable.

     The accounts receivable of the Province Entities as set forth on the most recent balance sheet included in the Province Financial Statements delivered prior to the date of this Agreement or arising since the date thereof (i) are valid and genuine, (ii) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (iii) have been billed or invoiced in the ordinary course of business consistent with past practice in accordance with all applicable Laws, (iv) are not subject to valid defenses, set-offs or counterclaims and (v) are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Province Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

5.11   Real Property; Leases.

     Section 5.11 of the Province Disclosure Memorandum sets forth a true and complete list of all real property owned by Province or any of its Subsidiaries. Province or its Subsidiaries have good and marketable title to all such properties. All Assets which are material to Province’s business on a consolidated basis, held under leases or subleases by any of the Province Entities (including leases relating to the Hospitals), are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), Province and each Province Subsidiary are in compliance with the terms of all such Contracts to which they are a party and under which they are in occupancy, each such Contract is in full force and effect, and no other party to any such Contract is, to the Knowledge of Province, in Default in any respect, has alleged that any Province Entity is in Default in any material respect under any such Contract, has notified any Province Entity of an intention to modify, cancel or not to renew any such Contract or has repudiated or waived any material provision thereunder. Province and each Province Subsidiary enjoy peaceful and undisturbed possession under all such Contracts.

5.12   Insurance.

     Province and its Subsidiaries have insurance policies, including without limitation fire, casualty and other liability insurance policies, in amounts and on terms that are customary for the industry in which it operates and such policies are in full force and effect. None of the Province Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.

5.13   Intellectual Property.

     Each Province Entity owns, free and clear of all Liens, or has a valid license to use, all of the Intellectual Property used or held for use by such Province Entity in the course of its business, including sufficient rights in each copy possessed by each Province Entity (“Province Intellectual Property”). Each Province Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property licensed (or sublicensed, as applicable) to a third party by such Province Entity in connection with such Province Entity’s business operations, and such Province Entity has the right to grant licenses (or sublicenses, as applicable) of any Intellectual Property so licensed (or sublicensed, as applicable). No Province Entity is in Default under any of its Intellectual Property licenses or other Contracts. No Litigation has been instituted or are pending or, to the Knowledge of Province, are threatened, which challenge the rights of any Province Entity with respect to Province Intellectual Property. The conduct of the business of the Province Entities does not infringe any Intellectual Property of any Person, and no Litigation has been instituted, or are pending or to the Knowledge of Province threatened, which allege any such infringement. Except for generally available off-the-shelf software licensed at standard commercial rates, no Province Entity is obligated to pay any recurring royalties to any Person with respect to any Province Intellectual Property. Every officer and director of each Province Entity, and every other employee of each Province Entity that could reasonably be expected to participate in the creation of any Intellectual Property, is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Province Entity, and no such officer, director or employee is party to any Contract with any Person other than a Province Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Province Entity. Every officer and director of each Province Entity, and every other employee of each Province Entity that could reasonably be expected to have access to any trade secrets, proprietary data, customer information, or other business or confidential information (collectively, “Trade Secrets”) of a Province Entity, is party to a Contract which requires such officer, director or employee to keep such Trade Secrets confidential. Without limitation to the preceding sentence, no Province Entity has disclosed any Trade Secrets to any other Person without prior thereto having obtained a written agreement of confidentiality regarding such Trade Secrets. No officer, director or employee of any Province Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Province Entity. Section 5.13 of the Province Disclosure Memorandum sets forth a complete and accurate list of all material Province Intellectual Property, except for Trade Secrets and generally available off-the-shelf software.

5.14   Environmental Matters.

     (a) To the Knowledge of Province, each Province Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance in all material respects with all Environmental Laws.

     (b) There is no Litigation pending or, to the Knowledge of Province, threatened before any Regulatory Authority in which any Province Entity or any of its Operating Properties or Participation Facilities (or Province in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Province Entity or any of its Operating Properties or Participation Facilities or any other location, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

     (c) During the period of (i) any Province Entity’s ownership or operation of any of their respective current or former properties, (ii) any Province Entity’s participation in the management of any Participation Facility, or (iii) any Province Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. Prior to the period of (i) any Province Entity’s ownership or operation of any of their respective current or former properties, (ii) any Province Entity’s participation in the management of any Participation Facility, or (iii) any Province Entity’s holding of a security interest in any Operating Property, to the Knowledge of Province, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

5.15   Compliance with Laws.

     (a) Each Province Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. None of the Province Entities:

     (i) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

     (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect; or

     (iii) since December 31, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Province Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to occur and to have, individually or in the aggregate, a Province Material Adverse Effect, or (iii) requiring any Province Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices and is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

     (b) Each Province Entity and each of their respective officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. There are no outstanding loans made by Province or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director (or any Person holding an equivalent position) of Province or any of its Subsidiaries. Since the enactment of the Sarbanes-Oxley Act, neither Province nor any Province Subsidiary has made any loans to any executive officer or director (or any Person holding an equivalent position) of Province or any of its Subsidiaries. Province has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Province, including its consolidated Subsidiaries, is made known to Province’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting Province’s principal executive officer and its principal financial officer to material information required to be included in Province’s periodic reports required under the Exchange Act. Province’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Province’s auditors and the audit committee of the Board of Directors of Province that (i) there are no significant deficiencies in the design or operation of internal controls which could adversely affect Province’s ability to record, process, summarize and report financial data, (ii) there are no material weaknesses in internal controls and (ii) there exists no fraud, whether or not material, that involves management or other employees who have a significant role in Province’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

5.16   Labor Relations.

     (a) No Province Entity is the subject of any Litigation asserting that it or any other Province Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law, except as could not reasonably be anticipated to have, individually or in the aggregate, a Province Material Adverse Effect, or seeking to compel it or any other Province Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Province Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Province’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Province Entity pending or, to the Knowledge of Province, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Province, in the past five years, there have not been any attempt by any Province Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Province Entity. The employment of each employee of each Province Entity is terminable at will by the relevant Province Entity without any penalty, liability or severance obligation incurred by any Province Entity.

     (b) To the Knowledge of Province, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.17   Employee Benefit Plans.

     (a) Province has disclosed in Section 5.17 of the Province Disclosure Memorandum, and has delivered or made available to LifePoint prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Province Entity for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Province Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which Province Entity has or reasonably could have any obligation or Liability. Any of Province Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Province ERISA Plan.” Each Province ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Province Pension Plan.”

     (b) Province has delivered to LifePoint prior to the execution of this Agreement (i) all plan documents, trust agreements or other funding arrangements for all Province Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Province Benefit Plan for the current plan year and the three preceding plan years and (v) the most recent summary plan descriptions and any material modifications thereto.

     (c) Each Province Benefit Plan is in material compliance with the terms of such Province Benefit Plan, in material compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect. Each Province ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to Province ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to Province ERISA Plan as amended and as administered. No Province Entity is aware of any circumstances likely to result in revocation of any such favorable determination letter. No Province Entity has received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Province Benefit Plan with applicable Laws. No Province Benefit Plan is currently being audited by a Regulatory Authority for compliance with applicable Laws or has been audited with a determination by the Regulatory Authority that Province Benefit Plan failed to comply with applicable Laws.

     (d) There has been no written, or to Province’s Knowledge, oral representation or communication with respect to any aspect of the Province Benefit Plans made to employees of any of the Province Entities which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To the Knowledge of Province, neither Province nor any administrator or fiduciary of any Province Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any of Province Entities or LifePoint Entities to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Province Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with past practice and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Province Benefit Plan.

     (e) All Province Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Province Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Province Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

     (f) To the Knowledge of Province, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Province Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

     (g) None of the Province Entities nor any ERISA Affiliate of a Province Entity maintains, contributes to or is required to contribute to any plan that is subject to the provisions of Title IV of ERISA.

     (h) No Province Entity has any Liability for retiree health and life benefits under any of the Province Benefit Plans and there are no restrictions on the rights of such Province Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. To the Knowledge of Province, no Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Province Benefit Plan and no circumstance exists which could give rise to such Taxes.

     (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone on in conjunction with another event, (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Province Entity from any Province Entity under any Province Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Province Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Without limiting the generality of the foregoing, no amount paid or payable by any Province Entity in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

     (j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Province Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Province Financial Statements to the extent required by and in accordance with GAAP.

     (k) All individuals who render services to any Province Entity and who are authorized to participate in a Province Benefit Plan subject to ERISA pursuant to the terms of any such plan are in fact eligible to and authorized to participate in any such plan. All individuals participating in (or eligible to participate in) any Province Benefit Plan subject to ERISA are common-law employees of a Province Entity.

     (l) On or after September 26, 1980, neither Province nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

5.18   Material Contracts.

     (a) Except as filed as an exhibit to the Province SEC Reports filed prior to the date of this Agreement, none of the Province Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any employment, recruitment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in excess of $1,000,000 on an annual basis, (ii) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any Contract pursuant to or under which Province or any Province Subsidiary (A) has borrowed or loaned, or will borrow or loan, any money, including any note, bond, indenture or other evidence of indebtedness or (B) directly or indirectly has guaranteed or will guarantee (including, through take-or-pay, keep-well or similar agreements or security agreements pledging Assets as security for obligations of a third party) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice), (iii) any Contract which prohibits or restricts any Province Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Province with the SEC (together with all Contracts referred to in Sections 5.13 and 5.17(a), the “Province Contracts”).

     (b) With respect to each Province Contract: (A) such Contract is valid, binding and in full force and effect; (B) no Province Entity is in Default in any material respect thereunder; (C) no Province Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Province, in Default in any material respect, has alleged that any Province Entity is in Default in any material respect under any such Contract, has notified any Province Entity of an intention to modify, cancel or not to renew any such Contract or has repudiated or waived any material provision thereunder.

5.19   Legal Proceedings.

     There is no Litigation instituted or pending or, to the Knowledge of Province, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against (a) any Province Entity, or against any director, officer or employee in their capacities as such, or Employee Benefit Plan of any Province Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, nor are there any Orders outstanding against any Province Entity, that are reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect or (b) any Province Entity which seeks to restrain, enjoin or delay the consummation of the Mergers or any of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued. Section 5.19 of the Province Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Province Entity is a party and which names a Province Entity as a defendant or cross-defendant. Section 5.19 of the Province Disclosure Memorandum contains a summary of all Orders to which any Province Entity is subject.

5.20   Reports.

     Since January 1, 2002 or the date of organization if later, each Province Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21   Statements True and Correct.

     (a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Province Entity or any Affiliate thereof to LifePoint pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by any Province Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Holding Company with the SEC will, (i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by any Province Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be mailed to Province’s and LifePoint’s stockholders in connection with the Stockholders’ Meetings, and any other documents to be filed by a Province Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of Province and stockholders of LifePoint, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meetings.

     (d) All documents that any Province Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable Law.

5.22   Tax and Regulatory Matters.

     No Province Entity has taken or agreed to take, or failed to take, any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Province Merger, when taken together with the LifePoint Merger, from qualifying as an exchange governed by Section 351 of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.23   State Takeover Laws.

     Each Province Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).

5.24   Charter Provisions.

     Each Province Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Province Entity or restrict or impair the ability of LifePoint or any Province Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Province Entity that may be directly or indirectly acquired or controlled by them.

5.25   Rights Agreement.

     Province has taken all necessary action so that the entering into this Agreement and consummation of the Mergers and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Province Rights under Province Rights Agreement or enabling or requiring Province Rights to be separated from the shares of Province Common Stock to which they are attached or to be triggered or to be exercisable.

5.26   Financial Advisor.

     Province has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Province Financial Advisor”) as its exclusive financial advisor in connection with the Mergers, and a true and complete signed copy of Province’s engagement letter with such Province Financial Advisor has been delivered to LifePoint. Province has received the opinion of the Province Financial

Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Province Merger by the holders of Province Common Stock is fair, from a financial point of view, to such holders, and a true and complete signed copy of such opinion has been delivered to LifePoint.

5.27   Board Approval.

     The Board of Directors of Province, at a meeting duly called and held, and not subsequently rescinded or modified in any way, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Province Merger, and the transactions contemplated thereby, taken together, are advisable, fair to and in the best interests of the stockholders of Province, (ii) approved this Agreement and (iii) recommend that the holders of the shares of Province Common Stock adopt this Agreement and the transactions contemplated hereby.

5.28   Healthcare Licenses.

     Each Hospital is duly licensed by the State in which it is located to operate as a general, acute care hospital for the approximate number of beds set forth in Section 5.28 of the Province Disclosure Memorandum. The ancillary departments located at each Hospital which are required to be specifically licensed are duly licensed by the appropriate State agencies. Province has all other material Permits which are needed or required by applicable Law to operate the business of each Hospital.

5.29   Medicare Participation/Accreditation.

     Province, each Province Subsidiary and each Hospital is qualified for participation in the Medicare, Medicaid and TRICARE programs, has a current and valid provider contract with the Medicare, Medicaid and TRICARE programs, is in compliance in all material respects with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets. Each Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations. Except as is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, neither Province nor any Province Subsidiary has received any notice from any Regulatory Authorities which enforce the statutory or regulatory provisions in respect of Medicare, Medicaid or TRICARE of any pending or threatened Litigation, amounts due or surveys, and neither Province nor any Province Subsidiary has any reason to believe that any such Litigation is pending, threatened or imminent. Province has provided to LifePoint complete and correct copies of Province’s Medicare cost reports for each of the Hospitals’ last three complete fiscal years.

5.30   Inspections and Investigations.

     No Province Entities’ rights, or to the Knowledge of Province, the rights of any licensed professional or other individual employed by or under Contract with any Province Entity to receive Medicare, Medicaid and TRICARE reimbursements are, or during the past three years have been, terminated or otherwise adversely affected in any material respect as a result of any investigation or action by any Regulatory Authority. Except as is not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, no Province Entity nor any

licensed professional or other individual employed by or under Contract with any Province Entity is, or during the past three years has been, the subject of any inspection, investigation, survey, audit or monitoring by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency, nor has any such individual received from any such entity any notice of deficiency in connection with the operation of any Province Entity. To the Knowledge of Province, no employee or licensed professional or other individual employed by or under Contract with any Province Entity is barred from participating in the Medicare, Medicaid or TRICARE programs.

5.31   Billing Practices; Fraud and Abuse.

     All billing practices by Province Entities to all third party payors, including the TRICARE (formerly CHAMPUS) program, the federal Medicare program, state Medicaid programs and private insurance companies, have been true and complete in all material respects and in compliance in all material respects with all applicable Laws and the policies of all such third party payors, and no Province Entity has billed for or received any material payment or reimbursement in excess of amounts allowed by applicable Law. No Province Entity, and none of their respective officers, directors, employees or affiliates or, to the Knowledge of Province, Persons or entities providing professional services for the Province Entities, has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7b and 1395nn, the regulations in 42 CFR §§ 1001 et seq., or any related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (iii) soliciting or receiving any remuneration, directly or indirectly, in cash or kind, in return for (A) referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program or (iv) offering or paying any remuneration, directly or indirectly, in cash or kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF LIFEPOINT

     Except as otherwise disclosed to Province in the LifePoint Disclosure Memorandum, LifePoint hereby represents and warrants to Province as follows:

6.1   Organization, Standing, and Power.

     LifePoint is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. LifePoint is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. The Certificate of Incorporation and Bylaws of LifePoint have been made available to Province for its review and are true and complete in all respects as in effect as of the date of this Agreement and accurately reflect in all respects all amendments thereto.

6.2   Authority; No Breach By Agreement.

     (a) LifePoint has the corporate power and authority necessary to execute, deliver and, other than with respect to the LifePoint Merger, perform this Agreement, and with respect to the LifePoint Merger, upon the adoption of this Agreement and the approval of the LifePoint Merger by LifePoint’s stockholders in accordance with this Agreement and the laws of the jurisdiction of LifePoint’s incorporation, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the LifePoint Merger. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the LifePoint Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LifePoint, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of LifePoint Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for approval of this Agreement and consummation of the LifePoint Merger by LifePoint. This Agreement represents a legal, valid, and binding obligation of LifePoint, enforceable against LifePoint in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by LifePoint, nor the consummation by LifePoint of the transactions contemplated hereby, nor compliance by LifePoint with any of the provisions of this Agreement, will (i) conflict with or result in a breach of any provision of LifePoint’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any LifePoint Entity under, any Contract or Permit of any LifePoint Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, or, (iii) subject to receipt of the Consents referred to in Section 6.2(b) of the LifePoint Disclosure Memorandum, constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to any LifePoint Entity or any of their respective material Assets (including any LifePoint Entity or any Province Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any LifePoint Entity or any Province Entity being reassessed or revalued by any Regulatory Authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by LifePoint of the LifePoint Merger and the other transactions contemplated hereby.

6.3   Capital Stock.

     (a) The authorized capital stock of LifePoint consists of (i) 90,000,000 shares of LifePoint Common Stock, of which 38,713,958 shares are issued and outstanding as of August 10, 2004 (excluding treasury shares), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of LifePoint Capital Stock are duly and validly issued and outstanding and fully paid and nonassessable under the laws of the jurisdiction of LifePoint’s incorporation. None of the outstanding shares of LifePoint Capital Stock has been issued in violation of any preemptive rights of the current or past stockholders of LifePoint.

     (b) Except as set forth in Section 6.3(a) or the LifePoint Rights Agreement, there are no shares of capital stock or other equity securities of LifePoint outstanding and no outstanding Equity Rights relating to the capital stock of LifePoint.

6.4   LifePoint Subsidiaries.

     LifePoint or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each LifePoint Subsidiary. No capital stock (or other equity interest) of any LifePoint Subsidiary are or may become required to be issued (other than to another LifePoint Entity) by reason of any Equity Rights, and there are no Contracts by which any LifePoint Subsidiary is bound to issue (other than to another LifePoint Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any LifePoint Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any LifePoint Subsidiary (other than to another LifePoint Entity). There are no Contracts relating to the rights of any LifePoint Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any LifePoint Subsidiary. All of the shares of capital stock (or other equity interests) of each LifePoint Subsidiary held by a LifePoint Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the LifePoint Entity free and clear of any Lien. Each LifePoint Subsidiary is a corporation, limited liability company, general or limited partnership, or limited liability partnership, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each LifePoint Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. No Province Common Stock is owned by any LifePoint Entity and no LifePoint Common Stock is owned by any LifePoint Subsidiary.

6.5   SEC Filings; Financial Statements.

     (a) LifePoint has timely filed all SEC Documents required to be filed by LifePoint since December 31, 2001 (together with all such SEC Documents filed, whether or not required to be filed the “LifePoint SEC Reports”). The LifePoint SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such LifePoint SEC Reports or necessary in order to make the statements in such LifePoint SEC Reports, in light of the circumstances under which they were made, not misleading. No LifePoint Subsidiary is required to file any SEC Documents.

     (b) Each of the LifePoint Financial Statements (including, in each case, any related notes) contained in the LifePoint SEC Reports, including any LifePoint SEC Reports filed after the date of this Agreement until the Effective Time, complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of LifePoint and the LifePoint Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

6.6   Absence of Undisclosed Liabilities.

     No LifePoint Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, except Liabilities under operating leases and Liabilities which are accrued or reserved against in the consolidated balance sheets of LifePoint as of June 30, 2004, included in the LifePoint Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No LifePoint Entity has incurred or paid any Liability since June 30, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past practice and which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect.

6.7   Absence of Certain Changes or Events.

     Since December 31, 2003, except as disclosed in the LifePoint Financial Statements for periods after December 31, 2003 that were filed with the SEC prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, and (ii) none of the LifePoint Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of LifePoint provided in ARTICLE 7.

6.8   Tax Matters.

     (a) All LifePoint Entities have timely filed, or have caused to be timely filed, with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the LifePoint Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the LifePoint Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or such Taxes are being contested in good faith and proper accruals pursuant to GAAP have been established on LifePoint’s consolidated financial statements with respect thereto. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the LifePoint Entities.

     (b) None of the LifePoint Entities has received any written notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes, and, to the Knowledge of LifePoint, there are no threatened or pending disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of any LifePoint Entity or the Assets of any LifePoint Entity. None of the LifePoint Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

     (c) Each LifePoint Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of material Taxes and the payment thereof to appropriate authorities, including material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and material Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

     (d) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on LifePoint’s consolidated financial statements adequate to pay all Taxes of all material LifePoint Entities not yet due and payable.

     (e) None of the LifePoint Entities is a party to any Tax allocation or sharing agreement and, since May 12, 1999, none of the LifePoint Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was LifePoint).

     (f) During the five-year period ending on the date of this Agreement, none of the LifePoint Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

     (g) No LifePoint Entity has agreed to make or is required to make any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting or any similar provision of state, local or foreign Tax Laws or otherwise.

6.9   Compliance with Laws.

     (a) Each LifePoint Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. None of the LifePoint Entities:

     (i) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

     (ii) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect; or

     (iii) since December 31, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any LifePoint Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to occur and to have, individually or in the aggregate, a LifePoint Material Adverse Effect, or (iii) requiring any LifePoint Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices and is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect.

     (b) Each LifePoint Entity and each of their respective officers and directors are in compliance, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market. There are no outstanding loans made by the LifePoint or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director (or any Person holding an equivalent position) of LifePoint or any of its Subsidiaries. Since the enactment of the Sarbanes-Oxley Act, neither LifePoint nor any LifePoint Subsidiary has made any loans to any executive officer or director (or any Person holding an equivalent position) of LifePoint or any of its Subsidiaries. LifePoint has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to LifePoint, including its consolidated Subsidiaries, is made known to LifePoint’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting LifePoint’s principal executive officer and its principal financial officer to material information required to be included in LifePoint’s periodic reports required under the Exchange Act. LifePoint’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to LifePoint’s auditors and the audit committee of the Board of Directors of LifePoint that (i) there are no significant deficiencies in the design or operation of internal controls which could adversely affect LifePoint’s ability to record, process, summarize and report financial data, (ii) there are no material weaknesses in internal controls and (ii) there exists no fraud, whether or not material, that involves management or other employees who have a significant role in LifePoint’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

6.10   Employee Benefit Plans.

     (a) LifePoint has delivered or made available to Province prior to the execution of this Agreement, copies in each case of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any LifePoint Entity for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “LifePoint Benefit Plans”). Any of the LifePoint Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “LifePoint ERISA Plan.” Each LifePoint ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “LifePoint Pension Plan.” No LifePoint Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) Each LifePoint Benefit Plan is in material compliance with the applicable terms of such LifePoint Benefit Plan, in material compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the terms of ERISA, and in material compliance with any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect. Each LifePoint ERISA Plan which is intended to be qualified under Internal Revenue Code Section 401(a) has received a favorable determination letter from the IRS, and LifePoint is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any LifePoint Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

     (c) None of the LifePoint Entities nor any ERISA Affiliate of a LifePoint Entity maintains, contributes to or is required to contribute to any plan that is subject to the provisions of Title IV or ERISA.

     (d) There has been no written, or to LifePoint’s Knowledge, oral representation or communication with respect to any aspect of the LifePoint Benefit Plans made to employees of any of the LifePoint Entities which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To the Knowledge of the LifePoint, neither the LifePoint nor any administrator or fiduciary of any LifePoint Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any of Province Entities or LifePoint Entities to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the LifePoint Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with past practice and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any LifePoint Benefit Plan.

     (e) All LifePoint Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, summary annual reports, and summary plan descriptions issued with respect to the LifePoint Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the LifePoint Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

     (f) All individuals who render services to any LifePoint Entity and who are authorized to participate in a LifePoint Benefit Plan subject to ERISA pursuant to the terms of any such plan are in fact eligible to and authorized to participate in any such plan. All individuals participating in (or eligible to participate in) any LifePoint Benefit Plan subject to ERISA are common-law employees of a LifePoint Entity.

6.11   Material Contracts.

     (a) Except as filed as an exhibit to the LifePoint SEC Reports filed prior to the date of this Agreement, none of the LifePoint Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any employment, recruitment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in excess of $1,000,000 on an annual basis, (ii) except for physician recruitment agreements entered into in the ordinary course of business and consistent with industry practice, any Contract pursuant to or under which LifePoint or any LifePoint Subsidiary (A) has borrowed or loaned, or will borrow or loan, any money, including any note, bond, indenture or other evidence of indebtedness or (B) directly or indirectly has guaranteed or will guarantee (including, through take-or-pay, keep-well or similar agreements or security agreements pledging Assets as security for obligations of a third party) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice) or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by LifePoint with the SEC (together with all Contracts referred to in Section 6.10(a), the “LifePoint Contracts”).

     (b) With respect to each LifePoint Contract: (A) such Contract is valid, binding and in full force and effect; (B) no LifePoint Entity is in Default in any material respect thereunder; (C) no LifePoint Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of LifePoint, in Default in any

material respect, has alleged that any LifePoint Entity is in Default in any material respect under any such Contract, has notified any LifePoint Entity of an intention to modify, cancel or not to renew any such Contract or has repudiated or waived any material provision thereunder.

6.12   Legal Proceedings.

     There is no Litigation instituted or pending or, to the Knowledge of LifePoint, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against (a) any LifePoint Entity, or against any director, officer or employee in their capacities as such, or Employee Benefit Plan of any LifePoint Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, nor are there any Orders outstanding against any LifePoint Entity, that are reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, or (b) any LifePoint Entity which seeks to restrain, enjoin or delay the consummation of the Mergers or any of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

6.13   Statements True and Correct.

     (a) No statement, certificate, instrument or other writing furnished or to be furnished by any LifePoint Entity or any Affiliate thereof to Province pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by any LifePoint Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Holding Company with the SEC will, (i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by any LifePoint Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be mailed to each Party’s stockholders in connection with the Stockholders’ Meetings, and any other documents to be filed by any LifePoint Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of Province and stockholders of LifePoint, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meetings.

     (d) All documents that any LifePoint Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.14   Authority, Capitalization of Merger Subsidiaries.

     Holding Company, LifePoint Merger Sub and Province Merger Sub are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The authorized capital stock of Holding Company consists of 1,000 shares of Holding Company Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable under the DGCL. The authorized capital stock of LifePoint Merger Sub consists of 1,000 shares of LifePoint Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable under the DGCL and is owned by Holding Company. The authorized capital stock of Province Merger Sub consists of 1,000 shares of Province Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable under the DGCL and is owned by Holding Company. Each of Holding Company, LifePoint Merger Sub and Province Merger Sub have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Holding Company, LifePoint Merger Sub and Province Merger Sub. This Agreement represents a legal, valid, and binding obligation of Holding Company, LifePoint Merger Sub and Province Merger Sub, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Holding Company, as the sole stockholder of LifePoint Merger Sub, has, prior to the Effective Time, voted or executed a written consent with respect to the shares of LifePoint Merger Sub Common Stock in favor of adoption of the LifePoint Merger and this Agreement, as and to the extent required by applicable Law. Holding Company, as the sole stockholder of Province Merger Sub, has, prior to the Effective Time, voted or executed a written consent with respect to the shares of Province Merger Sub Common Stock in favor of adoption of the Province Merger and this Agreement, as and to the extent required by applicable Law. All of the issued and outstanding shares of Holding Company Capital Stock are, and all of the shares of Holding Company Common Stock to be issued in exchange for shares of Province Common Stock and LifePoint Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Holding Company Common Stock has been, and none of the shares of Holding Company Common Stock to be issued in exchange for shares of Province Common Stock and LifePoint Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past stockholders of Holding Company or LifePoint.

6.15   Tax and Regulatory Matters.

     No LifePoint Entity has taken or agreed to take, or failed to take, any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the LifePoint Merger from qualifying as (a) a reorganization described in Section 368 of the Internal Revenue Code and (b) when taken together with the Province Merger, an exchange governed by Section 351 of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.16   Financing.

     LifePoint has delivered to Province a true and correct copy of the commitment letter executed by Lender and all other material agreements with the Lender (with all fees redacted) with respect to financing the transactions contemplated by the Agreement (together, the “Commitment Letter”). The Commitment Letter is in full force and effect and sets forth all of the material agreements with the Lender with respect to the financing of the transactions contemplated by the Agreement. Assuming satisfaction of all applicable conditions under this Agreement and as set forth in such Commitment Letter, and full funding thereunder, such financing, together with the other funds available to LifePoint, will provide sufficient funds to consummate the transactions contemplated hereby.

6.17   Board Approval.

     The Board of Directors of LifePoint, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are advisable, fair to and in the best interests of the stockholders of LifePoint, (ii) approved this Agreement and (iii) recommend that the holders of the shares of LifePoint Common Stock adopt this Agreement and the transactions contemplated hereby.

6.18   Healthcare Licenses.

     Each Hospital is duly licensed by the State in which it is located to operate as a general, acute care hospital and/or critical access hospital for the approximate number of beds set forth in Section 6.18 of the LifePoint Disclosure Memorandum. The ancillary departments located at each Hospital which are required to be specifically licensed are duly licensed by the appropriate State agencies. LifePoint has all other material Permits which are needed or required by applicable Law to operate the business of each Hospital.

6.19   Medicare Participation/Accreditation.

     LifePoint, each LifePoint Subsidiary and each Hospital is qualified for participation in the Medicare, Medicaid and TRICARE programs, has an enforceable and valid provider contract with the Medicare, Medicaid and TRICARE programs, is in compliance in all material respects with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets. Each Hospital that is not a critical access hospital, is duly accredited by the Joint Commission on Accreditation of

Healthcare Organizations. Except as is not reasonably likely to have, individually or in the aggregate a LifePoint Material Adverse Effect, neither the LifePoint nor any LifePoint Subsidiary has received any notice from any Regulatory Authorities which enforce the statutory or regulatory provisions in respect of Medicare, Medicaid or TRICARE of any pending or threatened Litigation, amounts due or surveys, and neither LifePoint nor any LifePoint Subsidiary has any reason to believe that any such Litigation is pending, threatened or imminent.

6.20   Inspections and Investigations.

     No LifePoint Entities’ rights, or to the Knowledge of LifePoint, the rights of any licensed professional or other individual employed by or under Contract with any LifePoint Entity to receive Medicare, Medicaid and TRICARE reimbursements, has been terminated or otherwise adversely affected in any material respect as a result of any investigation or action by any Regulatory Authority. Except as is not reasonably likely to have, individually or in the aggregate a LifePoint Material Adverse Effect, no LifePoint Entity nor any licensed professional or other individual employed by or under Contract with any LifePoint Entity is, or during the past three years has, been the subject of any inspection, investigation, survey, audit or monitoring by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency, nor has any such individual received from any such entity any notice of deficiency in connection with the operation of any LifePoint Entity. To the Knowledge of LifePoint, no employee or licensed professional or other individual employed by or under Contract with any LifePoint Entity is barred from participating in the Medicare, Medicaid or TRICARE programs.

6.21   Billing Practices; Fraud and Abuse.

     All billing practices by the LifePoint Entities to all third party payors, including the TRICARE (formerly CHAMPUS) program, the federal Medicare program, state Medicaid programs and private insurance companies, have been true and complete in all material respects and in compliance in all material respects with all applicable Laws and the policies of all such third party payors, and no LifePoint Entity has billed for or received any material payment or reimbursement in excess of amounts allowed by applicable Law. Except as is not reasonably likely to have, individually or in the aggregate, a LifePoint Material Adverse Effect, no LifePoint Entity, and none of their respective officers, directors, employees or affiliates or, to the Knowledge of LifePoint, Persons or entities providing professional services for the LifePoint Entities, has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7b and 1395nn, the regulations in 42 CFR §§ 1001 et seq., or any related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (iii) soliciting or receiving any remuneration, directly or indirectly, in cash or kind, in return for (A) referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program or (iv) offering or paying any remuneration, directly or indirectly, in cash or kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program.

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1   Affirmative Covenants of Province.

     From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless Province shall have obtained the prior written consent of LifePoint, Province covenants and agrees that it shall, and shall cause each Province Subsidiary to, (A) operate its business only in the usual, regular, and ordinary course consistent with past practice, (B) preserve intact its present business organization and Assets and maintain its rights and franchises, (C) maintain in effect all material foreign, federal, state and local licenses, approvals, authorizations, that are used by any Province Entity to carry on any of their business, (D) preserve existing relationships with customers, lenders, suppliers and others having material business relationships with them, (E) maintain insurance coverages and its books, accounts and records in the ordinary course of business consistent with past practice, (F) maintain its properties and equipment in good repair, working order and condition (except for ordinary wear and tear), (G) comply with the requirements of Section 404 of the Sarbanes-Oxley Act, (H) execute at the Closing such guarantees as are necessary for or required in connection with any financing contemplated by the Commitment Letter, and (I) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2   Negative Covenants of Province.

     From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless Province shall have obtained the prior written consent of LifePoint, Province covenants and agrees that it will not do or agree or commit to do, or permit any Province Subsidiary to do or agree or commit to do, any of the following:

     (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Province Entity; or

     (b) (i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except upon the maturity date of such indebtedness, or (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Province Entity to another Province Entity), except in the ordinary course of the business consistent with past practice, or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any Province Entity or guarantee any debt securities of others, or impose, or suffer the imposition, on any Asset of any Province Entity of any Lien or

permit any such Lien to exist (other than in connection with Liens in effect as of the date of this Agreement that are disclosed in Province Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course of business consistent with past practice under Employee Benefit Plans), or offer to repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course of business consistent with past practice under Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Province Entity; or

     (d) except for this Agreement, or pursuant to the exercise of Province Options previously granted by Province under the Province Stock Plan, outstanding options under the ESPP or the conversion of other convertible securities outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, deliver, sell, lease, pledge, encumber, authorize the issuance of, enter into any Contract to issue, deliver, sell, lease, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Province Common Stock or any other capital stock of any Province Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any shares of capital stock (or other interest) of any Province Entity or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of capital stock (or other interest) of any Province Entity, or sell, lease, pledge, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock (or other interest) of any Province Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Province Entity) or (ii) any material Asset (including any Hospital) other than in the ordinary course of business consistent with past practice for reasonable and adequate consideration; or

     (f) purchase any securities or make any material investment, either by purchase of securities, contributions to capital, Asset transfers, or purchase of any Assets (including any interests), in any Person other than a wholly owned Province Subsidiary, or otherwise acquire in any way direct or indirect control over any Person, or agree to do any of the foregoing, in one transaction or a series of related transactions, other than in connection with the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any stock option, equity or incentive award, grant any increase in compensation or benefits to the employees or officers of any Province Entity, except as required by Law or for increases in compensation or benefits to non-officer employees of the Hospitals in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written Contracts (or non-discretionary Employee Benefit Plans) in effect on the date of this Agreement as disclosed in Section 7.2(g) of the Province Disclosure Memorandum; add any new participant to, or increase any benefits under the Province Retention Plan in effect on the date of this Agreement as disclosed in Section 7.2(g) of the Province Disclosure Memorandum; enter into or amend any severance agreements with officers of any Province Entity; and grant any increase in fees or other increases in compensation or other benefits to directors of any Province Entity; or

     (h) enter into or amend any employment Contract between any Province Entity and any Person other than for new hires with annual compensation less than $150,000, consistent with past practice; or

     (i) adopt any new Employee Benefit Plan of any Province Entity or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of any Province Entity, other than any such change that is required by Law or that, in the reasonable opinion of Province’s counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law or the terms of such plans; or

     (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, as concurred in by its independent public accountants; or

     (k) make any material tax election or settle or compromise any material Tax liability or agree to an extension of the statute of limitation with respect to any material Taxes; or

     (l) commence any Litigation other than in accordance with past practice, or, except as disclosed in Section 7.2(l) of Province Disclosure Memorandum, settle or propose to settle, any Litigation involving any Liability of any Province Entity for material money damages or restrictions upon the operations of any Province Entity; or

     (m) enter into, modify, amend or terminate any material Contract or any Contract, that if entered into prior to the date of this Agreement would constitute a Province Contract, or waive, release, compromise or assign any material rights or claims under any Contract; or

     (n) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement; or

     (o) other than capital expenditures in the ordinary course of business consistent with past practice, authorize or make, or agree to authorize or make, any new capital expenditure; or

     (p) violate or fail to perform in any material respect any material obligation or duty imposed upon it by applicable Law; or

     (q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or Province or any Province Subsidiaries, or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Province or any Province Subsidiaries; or

     (r) authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions, or any action or the failure to take any such action which would result in a breach of any representation or warranty of Province contained in this Agreement as of the date when made or as of any future date or would result in any of the covenants or conditions not being satisfied.

7.3 Covenants of LifePoint.

     From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless LifePoint shall have obtained the prior written consent of Province, LifePoint covenants and agrees that it shall, and shall cause each LifePoint Subsidiary to, (A) operate its business only in the usual, regular, and ordinary course of business consistent with past practice, (B) preserve intact its business organization and Assets and maintain its rights and franchises, (C) take no action, including, without limitation, any material acquisition of businesses or Assets, which would (1) materially and adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement or prevent or materially delay Province Stockholders’ Meeting or the LifePoint Stockholders’ Meeting or consummation of the transactions contemplated by this Agreement and (D) comply with the requirements of Section 404 of the Sarbanes-Oxley Act. LifePoint further covenants and agrees that from the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, unless the prior written consent of Province shall have been obtained, it will not do or agree or commit to do, or permit any LifePoint Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the Certificate of Incorporation or Bylaws of LifePoint or the LifePoint Rights Agreement, in each case, in any manner adverse to the holders of Province Common Stock; or

     (b) except as set forth in Section 8.12(c) or in Section 7.3(b) of the LifePoint Disclosure Memorandum, repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course of business consistent with past practice or as previously disclosed in the LifePoint SEC Reports filed prior to the date of this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any LifePoint Entity, or declare or pay any dividend or make any other distribution in respect of LifePoint’s capital stock; or

     (c) except as set forth in Section 8.12(c), adjust, split, combine or reclassify any shares of LifePoint Capital Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of LifePoint Capital Stock, other than pursuant to stock compensation or other Employee Benefit Plans in the ordinary course of business consistent with past practice; or

     (d) authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions.

7.4 Adverse Changes in Condition.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of any fact, or of the occurrence or impending occurrence of any event or circumstance, relating to it or any of its Subsidiaries which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Province Material Adverse Effect or a

LifePoint Material Adverse Effect, as applicable. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated by this Agreement, the fact that a Party has given notice pursuant to this Section 7.4 shall not be considered.

7.5 Reports.

     Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Closing and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

7.6 Conduct of Business by Holding Company and the Merger Subsidiaries Pending the Mergers.

     Prior to the Effective Time and subject to any applicable regulatory approvals, LifePoint shall cause Holding Company, Province Merger Sub and LifePoint Merger Sub to (a) perform their respective obligations under this Agreement in accordance with the terms hereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby, (b) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the transactions contemplated hereby, (c) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any lien upon their respective properties or assets which would attach to any properties or assets of LifePoint or Province after the Effective Time.

ARTICLE 8 ADDITIONAL AGREEMENTS

8.1 Registration Statement; Joint Proxy Statement/Prospectus; Stockholder Approval.

     (a) As promptly as reasonably practicable after execution of this Agreement, the Parties shall cooperate to and promptly prepare, and Holding Company shall file with the SEC, the Registration Statement, and Holding Company shall use its reasonable efforts, and LifePoint and Province shall each cooperate with Holding Company, to cause the Registration Statement to become effective under the Securities Act, and Holding Company shall take any action required to be taken under applicable state Blue Sky laws or the Securities Laws in connection with the issuance of the shares of Holding Company Common Stock upon consummation of the Mergers.

The Parties shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Holding Company may reasonably request in connection with such action. In connection with the Joint Proxy Statement/Prospectus that is a part of the Registration Statement, the Parties shall furnish to each other all information concerning them that each may reasonably request in connection with such Joint Proxy Statement/Prospectus and, as soon as practicable after the effectiveness of the Registration Statement, each of LifePoint and Province shall mail such Joint Proxy Statement/Prospectus to its respective stockholders. The Parties shall timely and properly make all necessary filings with respect to the Mergers under the Securities Laws, including filings required under SEC Rules 165, 425 and 14a-12. Holding Company will advise Province, as promptly as reasonably practicable after Holding Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Holding Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     (b) Province shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders’ Meeting (the “Province Stockholders’ Meeting”), to be held as promptly as practicable after the Registration Statement has been declared effective by the SEC, for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby (“Province Stockholder Approval”) and such other related matters as it deems appropriate and shall, subject to the provisions of Section 8.1(c), through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereby, and shall use all commercially reasonable efforts to obtain Province Stockholder Approval. Without limiting the generality of the foregoing and subject to Province’s right to terminate this Agreement pursuant to Section 10.1(j), Province’s obligation to establish a record date for, duly call, give notice of, convene and hold Province Stockholders’ Meeting shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Province of any Acquisition Proposal or (ii) the withdrawal, qualification or modification by the Board of Directors of Province or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation to Province stockholders that they give Province Stockholder Approval.

     (c) Neither the Board of Directors of Province nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to LifePoint, the approval of such Board of Directors or such committee of this Agreement or the Merger or the recommendation of such Board of Directors to Province stockholders that they give Province Stockholder Approval; provided, that the Board of Directors of Province shall be permitted to (i) not recommend to Province stockholders that they give Province Stockholder Approval or (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to LifePoint, the recommendation of such Board of Directors to Province stockholders that they give Province Stockholder Approval, only if, subsequent to the receipt of a Superior Proposal, the Board of Directors of Province by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duties to Province stockholders under the DGCL and applicable Law, after receiving the advice of outside legal counsel; provided, further, that nothing contained in this Section 8.1(c) shall permit Province’s Board of Directors or any committee thereof to rescind or amend the resolutions adopting this Agreement as of the date of this Agreement.

     (d) LifePoint shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders’ Meeting (the “LifePoint Stockholders’ Meeting”), to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby (“LifePoint Stockholder Approval” ) and such other related matters as it deems appropriate and shall, subject to fiduciary duties under applicable Law, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereby, and shall use all commercially reasonable efforts to obtain the LifePoint Stockholder Approval.

8.2 Other Offers, Etc.

     (a) No Province Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage, facilitate or induce (including by way of furnishing information) the making, submission or announcement of any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 8.2(c), approve, endorse or recommend any Acquisition Proposal including waiving any provision of or amending the terms of Province Rights Agreement or granting any waiver or release under any standstill or any similar agreement with respect to any class of Province’s equity securities, or (iv) enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided however, that this Section 8.2(a) shall not prohibit a Province Entity from, at any time prior to obtaining Province Stockholder Approval, furnishing nonpublic information regarding any Province Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited, written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) such Acquisition Proposal was not solicited after the date of this Agreement, was made after the date of this Agreement and no Province Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 8.2, (B) the Board of Directors of Province determines in its good faith judgment (after receiving the advice of outside legal counsel and Province Financial Advisor or any other financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Province concludes in good faith, after consultation with its outside legal counsel, that such action is required by its fiduciary duties, as such duties would exist in the absence of this Section 8.2, to the stockholders of Province under applicable Law, (D) (1) at least forty-eight hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Province gives LifePoint written notice of the identity of such Person or Group, the terms of the Superior Proposal and of Province’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Province receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Province furnishes such nonpublic information to LifePoint (to the extent such nonpublic information has not been previously furnished by Province to LifePoint). In addition to the foregoing, Province shall provide LifePoint with at least forty-eight hours prior written notice of a meeting of the Board of Directors of Province at which meeting the Board of Directors of Province is reasonably expected to consider any Acquisition Proposal and together with such notice a copy of the most recently proposed documentation relating to such Acquisition Proposal; provided further that Province hereby agrees promptly to provide to LifePoint any documentation relating to such Acquisition Proposal.

     (b) In addition to the obligations of Province set forth in Section 8.2(a), as promptly as practicable, and in any event within twenty-four hours after any of the executive officers of Province become aware thereof, Province shall advise LifePoint, orally and in writing, of any request received by Province for nonpublic information which Province reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Province shall keep LifePoint informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

     (c) Province and Province Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Affiliate or Representative of any Province Entity shall be deemed to be a breach of this Section 8.2 by Province.

     (d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

     (e) Province agrees that immediately following the execution of this Agreement, it shall request each Person which has heretofore executed a confidentiality agreement during the past three years from the date of this Agreement in connection with such Person’s consideration of acquiring Province to return or destroy (which destruction shall be certified in writing by an executive officer of Province) all confidential information heretofore furnished to such Person by or on its behalf.

8.3 Exchange Listing.

     LifePoint shall use all commercially reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Holding Company Common Stock to be issued to the holders of Province Common Stock and LifePoint Common Stock pursuant to the Mergers, and LifePoint shall use all commercially reasonable efforts to give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4 Antitrust Notification; Consents of Regulatory Authorities.

     (a) If and to the extent required by the HSR Act, LifePoint and Province will, within ten (10) Business Days after the date of this Agreement, prepare and file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form, any other form, registration or notice, required for the transactions contemplated hereby, will promptly prepare and file any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act, will promptly take all such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Regulatory Authority, including filings pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its commercially reasonable efforts to resolve objections, if any, which may be asserted with respect to the Mergers under the HSR Act and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively the “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Mergers as violative of Antitrust Laws, each of LifePoint and Province shall use its commercially reasonable efforts to avoid the filing of, or resist or resolve, such Litigation. Each of LifePoint and Province shall use its commercially reasonable efforts to take, or cause to be taken, and to cooperate with each other with respect to, all other actions and do, or cause to be done, (i) all things necessary, proper or appropriate under the Antitrust Laws and any other applicable Laws to consummate and make effective the transactions contemplated by this Agreement and (ii) any other such action as may be required by: (A) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Mergers under the Antitrust Laws, or (B) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Mergers as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Mergers and to have vacated, lifted, reversed or overturned any such Order. “Reasonable efforts” for the purposes of this Section 8.4(a) shall not include any obligation to accept an Order agreeing to the divestiture, or the holding separate, of any Assets of any LifePoint Entity or any Province Entity which LifePoint reasonably determines to be material to LifePoint or to the benefits of the transaction for which it has bargained for hereunder. LifePoint shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Province a reasonable opportunity to consult with LifePoint in connection therewith.

     (b) LifePoint and Province shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers). LifePoint and Province agree that they will use their commercially reasonable efforts to consult with each other with respect to the obtaining of all

Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement, and each of LifePoint and Province will use their commercially reasonable efforts to keep the other reasonably apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each of LifePoint and Province also shall use its commercially reasonable efforts to promptly advise the other upon receiving any material communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement, which causes such Party to reasonably believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5 Filings with State Offices.

     Upon the terms and subject to the conditions of this Agreement, LifePoint shall use all commercially reasonable efforts to execute and file the Certificates of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.6 Agreement as to Efforts to Consummate.

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause each of its Subsidiaries to use all commercially reasonable efforts (a) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 9, and (b) to cause the satisfaction of all conditions to Closing; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Province shall (i) cooperate with LifePoint and its Affiliates in connection with any tender offer or consent solicitation involving any of Province’s outstanding indebtedness or (ii) at LifePoint’s or its Affiliates direction, commence, or cause to be commenced, a tender offer or consent solicitation for any or all of Province’s outstanding indebtedness, which tender offer or consent solicitation shall be conditioned on the consummation of the transactions contemplated by this Agreement; provided, in each case, that LifePoint or its Affiliate shall pay for all expenses and payments to holders of indebtedness incurred in connection with any such tender offer or consent solicitation.

8.7 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall use all commercially reasonable efforts to keep the other Parties advised of all material developments relevant to its business and to consummation of the Mergers. Province shall permit LifePoint (and its counsel, financial advisors, auditors and other authorized representatives) to make or cause to be made such investigation of the business, properties, personnel, offices, books and records of Province and Province Subsidiaries and each of their respective financial, legal and operating conditions as LifePoint reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations of Province or any Province Subsidiary, as the case may be. No investigation by LifePoint shall affect the ability of LifePoint to rely on the representations and warranties of Province in this Agreement.

     (b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

8.8 Public Announcements.

     Prior to the Effective Time, Province and LifePoint will each use their reasonable efforts to consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby before issuing any such press release or public disclosure; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law or the requirements of any listing agreement with any applicable stock exchange.

8.9 Tax Treatment.

     With respect to the LifePoint Merger, this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Internal Revenue Code. None of the Parties will take any action that is reasonably likely to cause (i) the LifePoint Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (ii) the Province Merger and the LifePoint Merger, when taken together, to fail to qualify as an exchange under Section 351 of the Internal Revenue Code. Further, each of the Parties will use its reasonable best efforts (including the provision of officers’ certificates containing reasonably requested representations) to permit counsel to render the opinions described in Section 9.2(i) and Section 9.3(d). None of the Parties shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any representations set forth in officers’ certificates delivered to such counsel.

8.10 State Takeover Laws.

     Each of the Parties shall (i) take all necessary action to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated by this Agreement and (ii) if any state Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action to ensure that the transactions contemplated by this Agreement may be promptly consummated on the terms contemplated by this Agreement and otherwise to minimize the effect of, or challenge the validity or applicability of, any applicable Takeover Law.

8.11 Charter Provisions.

     Each of the Parties shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any of the Parties or their respective Affiliates or restrict or impair the ability of Holding Company to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Party or its respective Affiliates that may be directly or indirectly acquired or controlled by them.

8.12 Rights Agreements.

     (a) Province shall take all necessary action (including, if required, redeeming all of the outstanding Province Rights or amending or terminating Province Rights Agreement) so that the entering into of this Agreement and consummation of the Mergers and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Province Rights under Province Rights Agreement or enabling or requiring Province Rights to be separated from the shares of Province Common Stock to which they are attached or to be triggered or to become exercisable.

     (b) LifePoint shall take all necessary action (including, if required, redeeming all of the outstanding LifePoint Rights or amending or terminating LifePoint Rights Agreement) so that the entering into of this Agreement and consummation of the Mergers and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any LifePoint Rights under LifePoint Rights Agreement or enabling or requiring LifePoint Rights to be separated from the shares of LifePoint Common Stock to which they are attached or to be triggered or to become exercisable.

     (c) Prior to the Effective Time, Holding Company shall adopt and have in full force and legal effect a stockholder rights agreement (the “Holding Company Rights Agreement” ) substantially identical in all material respects to the LifePoint Rights Agreement, and which exempts LifePoint as an “Acquiring Person” prior to the Effective Time, and shall take all such action as is necessary to declare, immediately prior to the Effective Time, a dividend of one (1) preferred share purchase right (a “Holding Company Rights”) for each outstanding share of Holding Company Common Stock.

8.13 Employee Benefits and Contracts.

     For a period of 12 months following the Effective Time, Holding Company shall provide generally to officers and employees of the Province Entities employee benefits under employee benefit and welfare plans (other than incentive compensation plans, bonus plans, or stock option or other plans involving the potential issuance of Holding Company Common Stock), on terms and conditions which when taken as a whole are substantially comparable to either (i) those currently provided to such employees by the Province Entities or (ii) those currently provided by the LifePoint Entities to their similarly situated officers and employees. For purposes of eligibility, participation, vesting and pre-existing condition limitations under the LifePoint Benefit Plans, as well as paid vacation and paid time off purposes, the service of the employees of Province Entities prior to the Effective Time shall be treated as service with a LifePoint Entity participating in such LifePoint Benefit Plans to the extent service is taken into consideration generally under such plans for similarly situated employees of the LifePoint Entities. Holding Company also shall cause the Province Surviving Corporation and its Subsidiaries to honor in accordance with their terms (i) all employment, severance, consulting and other compensation Contracts disclosed in Section 8.13 of Province Disclosure Memorandum to LifePoint between any Province Entity and any current or former director, officer, or employee thereof, and (ii) all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under Province Benefit Plans, including the payment of annual incentive bonuses to employees of Province not later than the date LifePoint pays its equivalent incentive compensation for 2004 for amounts accrued during the quarterly periods ended prior to the Effective Time to the extent an employee is employed by the Province Surviving Corporation or its Affiliates as of December 31, 2004 and at the time such amounts are to be paid.

8.14 Indemnification; Insurance.

     (a) For a period of six years after the Effective Time, Holding Company shall, and shall cause the Province Surviving Corporation to, indemnify, defend and hold harmless, the present and former directors and officers of Province Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as a director or officer of Province or, at Province’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law, Section 402 of the Sarbanes-Oxley Act and by Province’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Holding Company is insured against any such matter, but only to the extent permitted under and by the foregoing. Without limiting the foregoing, in any case in which approval by the Province Surviving Corporation is required to effectuate any indemnification, the Province Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon by Holding Company and the Indemnified Party.

     (b) Holding Company shall, or shall cause the Province Surviving Corporation to, use its reasonable efforts (and Province shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Province’s existing directors’ and officers’ liability insurance policy (provided that Holding Company or the Province Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Province given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering Persons who are currently covered by such insurance; provided, that neither Holding Company nor the Province Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Province’s directors and officers, 300% of the annual premium payments on Province’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Holding Company or the Province Surviving Corporation shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

     (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify Holding Company and the Province Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Holding Company or the Province Surviving Corporation shall have the right to assume the defense thereof and neither Holding Company nor the Province Surviving Corporation shall be liable to any such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Holding Company and the Province Surviving Corporation elects not to assume such defense or counsel for Holding Company advises that there are substantive issues which raise conflicts of interest between Holding Company or the Province Surviving Corporation, on the one hand, and the Indemnified Party, on the other hand, the Indemnified Party may retain counsel satisfactory to it and Holding Company and/or the Province Surviving Corporation, and Holding Company or the Province Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that Holding Company and the Province Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Holding Company nor the Province Surviving Corporation shall be liable for any settlement effected without its prior written consent; provided, further, that neither Holding Company nor the Province Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law, and such determination shall have been final.

     (d) If Holding Company or the Province Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its Assets to any Person, then in each case, proper provision shall be made so that the successors and assigns of Holding Company or the Province Surviving Corporation shall assume the obligations set forth in this Section 8.14.

8.15 Affiliates.

     Not less than twenty Business Days prior to the date of Province Stockholders’ Meeting, Province shall deliver to LifePoint a letter identifying all Persons who, in the reasonable judgment of Province, may be deemed, at the time this Agreement is submitted for adoption to the stockholders of Province, to be “affiliates” of Province for purposes of Rule 145 promulgated under the Securities Act and applicable SEC rules and regulations, and such list shall be updated thereafter as necessary to reflect changes from the date thereof. Province shall use its commercially reasonable efforts to cause each Person identified on such list to deliver to

LifePoint, not later than ten Business Days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto.

8.16 Board of Directors.

     Prior to the Effective Time, the Board of Directors of Holding Company shall take the required action to appoint one member of the current Board of Directors of Province, as mutually agreed to by the Parties, to the Board of Directors of Holding Company as a Class III Director, to be effective immediately after the Effective Time, whose term will expire at the 2005 Annual Meeting of Stockholders of Holding Company. It is the current intention of the Parties that such director shall be nominated for election at the 2005 Annual Meeting of Stockholders of Holding Company.

8.17 Alternative Financing.

     LifePoint will use its commercially reasonable efforts to satisfy the conditions to funding contained in, and otherwise obtain and incur the financing contemplated by, the Commitment Letter. If Lender terminates the Commitment Letter or indicates to LifePoint that any condition to Lender’s obligation to provide the financing contemplated by the Commitment Letter is reasonably likely to be unavailable at the Closing, LifePoint will promptly notify Province of such fact and will use its commercially reasonable efforts to obtain from another source or sources, on substantially the same terms as those contained in the Commitment Letter (including the “flex” provisions), funding to consummate the transactions contemplated by this Agreement.

8.18 Rule 16(b).

     LifePoint and Province shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of equity securities of Holding Company (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of LifePoint or (b) on the Closing Date, will become a director or officer of Holding Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.19 Alternative Transaction Structure.

     (a) Each Party hereto agrees that it will use its commercially reasonable efforts to obtain the tax opinions referred to in Sections 9.2(i) and 9.3(d). If for any reason the tax opinion referred to in Section 9.2(i) or Section 9.3(d) cannot be obtained on or prior to the Closing, the Parties shall, subject to the receipt of tax opinions as described below, implement a Forward Subsidiary Merger Transaction (as defined below) otherwise on the terms and conditions contained in this Agreement (preserving the economic, financial and business terms and conditions of this Agreement including, but not limited to, all rights, liabilities, obligations and covenants contained herein). A “Forward Subsidiary Merger Transaction” means a transaction in which the aggregate value of the Province Net Stock Consideration is not less than forty percent (40%) of the Base and whereby the following shall occur: (i) Province shall be merged with and into an entity wholly owned or formed by LifePoint to effect the Forward Subsidiary Merger Transaction in accordance with the DGCL, whereupon the separate existence of Province shall cease and such wholly owned entity shall be the surviving entity and a wholly owned subsidiary of LifePoint and (ii) in lieu of shares of Holding Company Common Stock, an equal number of shares of LifePoint Common Stock shall be issued as the Province Stock Consideration, and conforming changes shall be made to this Agreement. It shall be a condition precedent to the Forward Subsidiary Merger Transaction that each of Province and LifePoint shall have received a written opinion of its counsel, in form reasonably satisfactory to the receiving party, to the effect that (i) the Forward Subsidiary Merger Transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Forward Subsidiary Merger Transaction of Province Common Stock for LifePoint Common Stock and cash will not give rise to gain recognition to the stockholders of Province with respect to such exchange for U.S. federal income tax purposes except to the extent of any cash received (the “Forward Subsidiary Merger Opinions”). For purposes of this Section 8.19, the “Province Net Stock Consideration” shall be the aggregate Province Stock Consideration excluding fractional shares for which cash is to be received pursuant to Section 3.5, and the “Base” shall be the sum of (x) the aggregate fair market value of Province Merger Consideration, (y) the fair market value of payments to dissenting Province stockholders (deemed to be the aggregate fair market value of the Pacer Merger Consideration that such dissenting Pacer stockholders would have received if they had not elected to exercise their appraisal rights) and (z) the fair market value of the Convertible Notes. For purposes of this Section 8.19, the fair market value of Province Stock Consideration shall be computed using the lesser of (A) the trading price of Parent Common Stock on Nasdaq as of the Effective Time (or, if the Effective Time is after the close of trading on Nasdaq for the date on which the Effective Time occurs, the closing trading price on such date), and (B) the average of the trading price determined under the foregoing clause (A) and the opening trading price of Parent Common Stock on the date on which the Effective Time occurs. The Parties agree that each will use its commercially reasonable efforts to obtain the Forward Subsidiary Merger Opinions and will provide reasonably requested representation letters.

     (b) Notwithstanding the foregoing, if for any reason the tax opinion referred to in Section 9.2(i) or Section 9.3(d) cannot be obtained on or prior to the Closing and the Forward Subsidiary Merger Opinions cannot be obtained on or prior to the Closing, the Parties shall implement a Reverse Subsidiary Merger Transaction (as defined below) otherwise on the terms and conditions contained in this Agreement (preserving the economic, financial and business terms and conditions of this Agreement excluding the Tax consequences of the transaction, but including all other rights, liabilities, obligations and covenants contained herein). A “Reverse Subsidiary Merger Transaction” means a transaction whereby the following shall occur: (i) an entity wholly owned or formed by LifePoint to effect the Reverse Subsidiary Merger Transaction shall be merged with and into Province in accordance with the DGCL, whereupon the separate existence of such wholly owned entity shall cease and Province shall be the surviving corporation and a wholly owned subsidiary of LifePoint and (ii) in lieu of shares of Holding Company Common Stock, an equal number of shares of LifePoint Common Stock shall be issued as the Province Stock Consideration, and appropriate conforming changes shall be made to this Agreement.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party.

     The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.6:

     (a) Stockholder Approval. The stockholders of Province shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Province Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE. The stockholders of LifePoint shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the LifePoint Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been terminated.

     (c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement; provided that each of the Parties shall have used all commercially reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

     (d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no Litigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Holding Company Common Stock issuable pursuant to the Mergers shall have been received.

     (e) Exchange Listing. The shares of Holding Company Common Stock Common Stock issuable pursuant to the Mergers shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

9.2 Conditions to Obligations of LifePoint.

     The obligations of LifePoint to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by LifePoint pursuant to Section 11.6(a):

     (a) Representations and Warranties. The representations and warranties of Province set forth in this Agreement shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or a Province Material Adverse Effect), such that the aggregate effect of such inaccuracies does not have, or is not reasonably likely to have, a Province Material Adverse Effect on and as of the Effective Time, with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Province to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. Province shall have delivered to LifePoint (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to Province and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Province’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as LifePoint and its counsel shall reasonably request.

     (d) Rights Agreement. None of the events described in Section 3 of Province Rights Agreement shall have occurred, and Province Rights shall not have become non-redeemable or exercisable for capital stock of LifePoint upon consummation of the Province Merger.

     (e) FIRPTA Certificate. Province shall have delivered to Holding Company (a) a certification from Province, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Province, that Province is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2), and (b) proof reasonably satisfactory to LifePoint that Province has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

     (f) Consents and Approvals. Except for Consents which, if not obtained, are not reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect, LifePoint shall have received evidence, in form and substance satisfactory to it, that Province shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 9.1(b) or for such obligations that will be satisfied in connection with the Closing).

     (g) Material Adverse Effect. There shall not have occurred any event or change reasonably likely to have, individually or in the aggregate, a Province Material Adverse Effect.

     (h) Financing. The funding contemplated by the Commitment Letter shall have been obtained on substantially the same terms as set forth in the Commitment Letter, or the funding of the alternative financing contemplated by Section 8.17 shall have been obtained.

     (i) Tax Opinion. Subject to Section 8.19, LifePoint shall have received the opinion of Dewey Ballantine LLP, counsel to LifePoint, in form and substance reasonably satisfactory to LifePoint and dated the Closing Date, to the effect that the LifePoint Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code and/or, when taken together with the Province Merger, as a transfer of property to Holding Company by holders of LifePoint Common Stock governed by Section 351 of the Internal Revenue Code. In rendering such opinion, Dewey Ballantine LLP may rely on customary assumptions and upon representations contained in officers’ certificates of each of the Parties addressing such matters as Dewey Ballantine LLP shall reasonably request.

9.3 Conditions to Obligations of Province.

     The obligations of Province to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Province pursuant to Section 11.6(b):

     (a) Representations and Warranties. The representations and warranties of LifePoint set forth in this Agreement shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or a LifePoint Material Adverse Effect), such that the aggregate effect of such inaccuracies does not have, or is not reasonably likely to have, a LifePoint Material Adverse Effect on and as of the Effective Time, with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of LifePoint to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. LifePoint shall have delivered to Province (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to LifePoint and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by LifePoint’s Board of Directors evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Province and its counsel shall reasonably request.

     (d) Tax Opinion. Subject to Section 8.19, Province shall have received the opinion of Alston & Bird LLP, counsel to Province, in form and substance reasonably satisfactory to Province and dated the Closing Date, to the effect that the Province Merger, when taken together with the LifePoint Merger, will be treated as a transfer of property to Holding Company by the holders of Province Common Stock governed by Section 351 of the Internal Revenue Code. In rendering such opinion, Alston & Bird LLP may rely on customary assumptions and upon representations contained in officers’ certificates of each of the Parties addressing such matters as Alston & Bird shall reasonably request.

ARTICLE 10 TERMINATION

10.1 Termination.

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Province and stockholders of LifePoint or both, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

     (a) By mutual written agreement of the Parties; or

     (b) By LifePoint or Province, in the event of a material breach by the other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach has or is reasonably likely, to have, individually or in the aggregate, a Province Material Adverse Effect or a LifePoint Material Adverse Effect, as applicable, on the breaching party; or

     (c) By LifePoint or Province, in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

     (d) By LifePoint or Province (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers shall have become final and nonappealable; or

     (e) By LifePoint or Province, in the event Province Stockholder Approval is not obtained at Province Stockholders’ Meeting (including any adjournment or postponement thereof); or

     (f) By LifePoint or Province, in the event the LifePoint Stockholder Approval is not obtained at the LifePoint Stockholders’ Meeting (including any adjournment or postponement thereof); or

     (g) By LifePoint or Province, in the event that the Mergers shall not have been consummated by March 31, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 10.1(g); provided, however, that if the failure to consummate the Mergers by such date is due solely to a delay in obtaining (i) approval for the transactions contemplated by this

Agreement pursuant to the HSR Act in accordance with Section 8.4 of this Agreement and/or (ii) a declaration of effectiveness from the SEC for the Registration Statement in accordance with Section 8.1 of this Agreement, the date referred to in this Section 10.1(g) shall be the earlier of (A) May 31, 2005 or (B) five Business Days after both of the following have occurred (x) the approval for the transactions contemplated by this Agreement pursuant to the HSR Act have been obtained and (y) the SEC has declared the Registration Statement effective; or

     (h) By LifePoint or Province (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), in the event that any of the conditions precedent to the obligations of such party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 10.1(g); or

     (i) By LifePoint, (i) if Province or its Board of Directors shall have (A) entered into an agreement with respect to any Acquisition Proposal other than the Province Merger; (B) amended, conditioned, qualified, withdrawn or modified, or proposed to resolve or do so, its approval and recommendation of the Province Merger and this Agreement; (C) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Province Merger; (D) failed to reaffirm its recommendation of the Province Merger or its adoption of this Agreement within ten Business Days of being requested by LifePoint to do so or (E) resolved to do any of (A), (B), (C) or (D); (ii) if (A) a tender or exchange offer relating to Province will have been commenced and Province will not have sent to its security holders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that Province recommends rejection of such tender or exchange offer or (B) an Acquisition Proposal is publicly announced, and Province fails to issue, within ten Business Days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of Province that its stockholders vote in favor of the Province Merger and the transactions contemplated hereby; or (iii) if Province breaches in any material respect any of its obligations under Section 8.2; or

     (j) By Province, if, prior to the Province Stockholder Approval, the Board of Directors of Province has (i) determined in good faith after receiving the advice of outside legal counsel, to withdraw or modify or change its recommendation or approval of this Agreement in a manner adverse to LifePoint in order to approve and permit Province to accept a Superior Proposal and (ii) determined in good faith, after receiving the advice of outside legal counsel to Province, that the failure to take the action set forth in clause (i) above would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law; provided, however, that Province may not terminate this Agreement pursuant to this Section 10.1(j) unless and until (A) three Business Days have elapsed following delivery to LifePoint of a written notice of such determinations by the Board of Directors of Province and during such three Business Day period Province has cooperated with LifePoint, including, without limitation, informing LifePoint of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling the Parties hereto to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby on such modified terms and conditions may be effected; (B) at the end of such three Business Day period the Acquisition Proposal continues in the judgment of the Board of Directors of Province to constitute a Superior Proposal and the Board of Directors of Province confirms its determination after receiving the advice of outside legal counsel that the failure to take the action set forth in clause (i) above and enter into an agreement to effect the Superior Proposal would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law (it being understood that any material change to the terms of the Superior Proposal shall require new notice to LifePoint and a new three Business Day period under this proviso); (C) Province is, and at all times has been, in compliance in all material respects with Section 8.2 and (D) (1) at or prior to such termination, LifePoint has received all amounts due under Section 11.2 hereof by wire transfer in same day funds and (2) promptly following such termination Province enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

10.2 Effect of Termination.

     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.7(b) and ARTICLE 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

10.3 Non-Survival of Representations and Covenants.

     The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except Sections 10.3, 8.13 and 8.14 and ARTICLE 1, ARTICLE 2, ARTICLE 3 and ARTICLE 11.

ARTICLE 11 MISCELLANEOUS

11.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     “Acquisition Proposal” means any offer, proposal or indication of interest (whether communicated to Province or publicly announced to Province’s stockholders) by any Person (other than LifePoint or any of its Affiliates) for an Acquisition Transaction involving Province or any of its present or future consolidated Subsidiaries.

     “Acquisition Transaction” means, directly or indirectly, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Province by any Person or “Group” (other than LifePoint or any of its Affiliates) of 15% or more in interest of the total outstanding voting securities of Province or any Province Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than LifePoint or any of its Affiliates) beneficially owning 15% or more in interest of the total outstanding voting securities of Province or any Province Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Province pursuant to which the stockholders of Province immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business consistent with past practice), or exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of a business of Province or any Province Subsidiaries that represents 15% or more of the net revenues, net income or Assets of Province or any Province Subsidiaries; or (iii) any liquidation, reorganization or dissolution of Province.

     “Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, absolute, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

     “Closing Date” means the date on which the Closing occurs.

     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 25, 2004 between Province and LifePoint.

     “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by or filing of notice to any Person pursuant to any Contract, Law, Order, or Permit. “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     “DGCL” means the General Corporation Law of the State of Delaware.

     “Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right of any Person to exercise any remedy or obtain any relief under, lose a benefit under, terminate or revoke, suspend, cancel, or modify or change the current terms of, require any change of control payment or other payment or otherwise change the existing rights or obligation of any Province Entity or LifePoint Entity, as applicable, or trigger any change in financial reserve requirement or arrangement, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

     “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

     “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     “Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any entity which together with a Province Entity would be treated as a single employer under Section 4001(b) of ERISA.

     “ESPP” means the Province’s Amended and Restated Employee Stock Purchase Plan.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Exhibit” means the Exhibit so marked, a copy of which are attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part of this Agreement, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     “GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

     “Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

     “Holding Company Common Stock” means the $0.01 par value common stock of Holding Company.

     “Hospitals” means each of the hospitals owned, leased or operated by any Province Entity or LifePoint Entity, as applicable, as of the date of this Agreement, which Hospitals are listed on Section 11.1(a) of Province Disclosure Memorandum and Section 6.18 of the LifePoint Disclosure Memorandum.

     “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Intellectual Property” means copyrights, patents, trademarks, service marks, service names, logos, trade names, domain names, technology rights and licenses, computer software (including any source or object codes therefor, and documentation and websites relating thereto), trade secrets, proprietary and/or confidential information and data, franchises, know-how, inventions, designs, and other intellectual property and proprietary rights, including without limitation all related goodwill, grants, registrations and applications for registration.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Joint Proxy Statement/Prospectus” means the proxy statement used by Province and LifePoint to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Holding Company relating to the issuance of the Holding Company Common Stock pursuant to the Mergers.

     “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel or any assistant or deputy general counsel or, in the case of any matter relating to Taxes, the director of taxes of any assistant or deputy director of taxes or equivalent Person.

     “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets,

Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     “Lender” means Citigroup Global Markets Inc. or any other substitute lender providing financing for the transactions as provided in the Commitment Letter.

     “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), damage, demand, fee, loss, responsibility, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business consistent with past practice) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

     “LifePoint Capital Stock” means, collectively, the LifePoint Common Stock, the LifePoint Preferred Stock and any other class or series of capital stock of LifePoint.

     “LifePoint Common Stock” means the $0.01 par value common stock of LifePoint.

     “LifePoint Disclosure Memorandum” means the written information entitled “LifePoint Disclosure Memorandum” delivered prior to the date of this Agreement to Province describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     “LifePoint Entities” means, collectively, LifePoint and all LifePoint Subsidiaries.

     “LifePoint Financial Advisor” means Citigroup Global Markets Inc.

     “LifePoint Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of LifePoint as of June 30, 2004, and as of December 31, 2003, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 2004, and for each of the three fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, as filed by LifePoint in SEC Documents, and (ii) the consolidated balance sheets of LifePoint (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2004.

     “LifePoint Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, Assets or results of operations of LifePoint and the LifePoint Subsidiaries, taken as a whole, or (ii) the ability of LifePoint to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “LifePoint Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or Regulatory Authorities that do not have a disproportionate impact on LifePoint and its Subsidiaries as compared to other companies in industries similar to LifePoint and its Subsidiaries, (B) changes in generally accepted accounting principles, (C) actions and omissions of LifePoint (or any LifePoint Subsidiary) taken with the prior informed written Consent of Province in contemplation of the transactions contemplated by this Agreement, or (D) the direct effects of compliance with this Agreement on the operating performance of LifePoint, including expenses incurred by LifePoint in consummating the transactions contemplated by this Agreement.

     “LifePoint Merger Sub Common Stock” means the $0.01 par value common stock of LifePoint Merger Sub.

     “LifePoint Preferred Stock” means the $0.01 par value preferred stock of LifePoint.

     “LifePoint Rights” means the Equity Rights issued pursuant to the LifePoint Rights Agreement.

     “LifePoint Rights Agreement” means that certain Rights Agreement, dated as of May 11, 1999, between LifePoint and National City Bank, as Rights Agent.

     “LifePoint Stock Plans” means LifePoint’s 1998 Long-Term Incentive Plan, as amended, Executive Stock Purchase Plan, the Management Stock Purchase Plan, the Outside Directors Stock and Incentive Compensation Plan and the Employee Stock Purchase Plan, as amended.

     “LifePoint Subsidiaries” means the Subsidiaries of LifePoint and any corporation, limited liability company, general or limited partnership, limited liability partnership or other organization acquired as a Subsidiary of LifePoint in the future and held as a Subsidiary by LifePoint at the Effective Time.

     “Litigation” means any action, suit, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a

Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it).

     “Losses” means any and all assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

     “Nasdaq” means the Nasdaq Stock Market, Inc.

     “Nasdaq National Market” means the National Market System of the Nasdaq Stock Market, Inc.

     “NYSE” means the New York Stock Exchange, Inc.

     “Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds or held a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority, whether temporary, preliminary or permanent.

     “Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates or participated in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     “Party” means any of Province, LifePoint, Holding Company, Province Merger Sub or LifePoint Merger Sub, and “Parties” means Province, LifePoint, Holding Company, Province Merger Sub and LifePoint Merger Sub.

     “Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

     “Province Common Stock” means the $0.01 par value common stock of Province.

     “Province Disclosure Memorandum” means the written information entitled “Province Disclosure Memorandum” delivered prior to the date of this Agreement to LifePoint describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     “Province Entities” means, collectively, Province and all Province Subsidiaries.

     “Province Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Province as of June 30, 2004, and as of December 31, 2001, December 31, 2002, December 31, 2003, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 2004, and for each of the three fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, as filed by Province in SEC Documents, and (ii) the consolidated balance sheets of Province (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2004.

     “Province Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, Assets or results of operations of Province and Province Subsidiaries, taken as a whole, or (ii) the ability of Province to perform its obligations under this Agreement or to consummate the Province Merger or the other transactions contemplated by this Agreement, provided that “Province Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or Regulatory Authorities that do not have a disproportionate impact on Province and its Subsidiaries as compared to other companies in industries similar to Province and its Subsidiaries, (B) changes in generally accepted accounting principles, (C) actions and omissions of Province (or any Province Subsidiary) taken with the prior informed written Consent of LifePoint in contemplation of the transactions contemplated by this Agreement, or (D) the direct effects of compliance with this Agreement on the operating performance of Province, including expenses incurred by Province in consummating the transactions contemplated by this Agreement.

     “Province Merger Sub Common Stock” means the $0.01 par value common stock of Province Merger Sub.

     “Province Rights” means the Equity Rights issued pursuant to Province Rights Agreement.

     “Province Rights Agreement” means that certain Rights Agreement, dated January 3, 2003 between Province and Wachovia Bank, N.A., as Rights Agent.

     “Province Stock Plan” means Province’s existing 1997 Long-Term Equity Incentive Plan.

     “Province Subsidiaries” means the Subsidiaries of Province, which shall include Province Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Province in the future and held as a Subsidiary by Province at the Effective Time.

     “Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Holding Company under the Securities Act with respect to the shares of Holding Company Common Stock to be issued pursuant to the Mergers and which shall contain the Joint Proxy Statement/Prospectus.

     “Regulatory Authorities” means, collectively, the SEC, the NYSE, Nasdaq, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over any Party or any of their respective Subsidiaries.

     “Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

     “SEC” means the United States Securities and Exchange Commission.

     “SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     “Stockholders’ Meetings” means the respective meetings of the stockholders of Province and stockholders of LifePoint to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

     “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof or direct the management or operation thereof (including Operating Properties and Participation Facilities).

     “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the Assets and liabilities of, Province Entities, and (ii) with respect to which the Board of Directors of Province (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal and (B) determines in its good faith judgment (after receiving the advice of Province Financial Advisor or any other financial advisor of nationally recognized reputation) that the consideration to the holders of Province Common Stock is superior from a financial point of view to the consideration provided for in the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Province, after receiving the advice of Province Financial Advisor or any other financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by LifePoint in response to such Acquisition Proposal).

     “Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments (including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts) imposed by any taxing authority (including, without limitation, the United States or any state, county, local or other government or subdivision or agency thereof) and also means (i) any liability imposed by Law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations 1.1502-6 and corresponding provisions of state, local and foreign Law), and (ii) any obligations under any agreements or arrangements with any other Person with respect to such amounts.

     “Tax Law” means any Law relating to Taxes.

     “Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page
4-1/2% Notes	11
4-1/4% Notes	11
Agreement	1
Antitrust Laws	46
Base	53
Certificates of Merger	2
Closing	2
Commitment Letter	36
Convertible Notes	11
DOJ	46
Effective Time	2
Exchange Agent	7
Exchange Fair Market Value	4
Final Exercise Period	7
Forward Subsidiary Merger Opinions	53
Forward Subsidiary Merger Transaction	52
FTC	46
Holding Company	1
Holding Company Right	49
Holding Company Rights Agreement	49
Indemnified Party	50
LifePoint	1
LifePoint Benefit Plans	32
LifePoint Certificate of Merger	2
LifePoint Contracts	33
LifePoint ERISA Plan	32
LifePoint Merger	1
LifePoint Merger Consideration	5
LifePoint Merger Sub	1
LifePoint Options	7
LifePoint Pension Plan	32
LifePoint SEC Reports	29

Term	Page
LifePoint Stockholder Approval	44
LifePoint Surviving Corporation	2
Maximum Amount	51
Merger	1
Merger Consideration	5
Option Settlement Payment	7
Per Share Purchase Price	7
Province	1
Province Benefit Plans	19
Province Cash Consideration	4
Province Certificate of Merger	2
Province Certificates	8
Province Contracts	22
Province ERISA Plan	20
Province Exchange Ratio	4
Province Financial Advisor	24
Province Intellectual Property	16
Province Merger	1
Province Merger Consideration	5
Province Merger Sub	1
Province Net Stock Consideration	53
Province Options	7
Province Pension Plan	20
Province SEC Reports	13
Province Stock Consideration	4
Province Stockholder Approval	43
Province Stockholders’ Meeting	43
Province Surviving Corporation	2
Qualified Acquisition Transaction	70
Reverse Subsidiary Merger Transaction	53
Takeover Laws	24
Trade Secrets	17

     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Holding Company shall bear and pay all of the filing fees payable in connection with the Registration Statement and each of LifePoint and Province shall bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Joint Proxy Statement/Prospectus.

     (b) Notwithstanding the foregoing,

     (i) if this Agreement is terminated pursuant to Sections 10.1(i) or 10.1(j); or

     (ii) if this Agreement is terminated by (A) LifePoint pursuant to Sections 10.1(b) or 10.1(c), or (B) by either Party pursuant to Section 10.1(e) or 10.1(g) and, in the case of each of clauses (A) and (B), (1) at any time after the date hereof and prior to the termination of this Agreement an Acquisition Proposal with respect to an Acquisition Transaction in which a third party would acquire more than 50% of Province’s total outstanding voting securities or any business of Province or Province Subsidiaries that represents 50% or more of the consolidated net revenues, consolidated net income or consolidated Assets of Province and Province Subsidiaries, considered as a whole (a “Qualified Acquisition Transaction”), shall have been publicly announced and (2) within 12 months of the termination of this Agreement, Province enters into a definitive agreement with any third party with respect to a Qualified Acquisition Transaction or a similar transaction is consummated;

then Province shall (x) in the case of termination pursuant to clause (i) of this Section 11.2(b), within one Business Day of such termination or (y) in the case of termination pursuant to clause (ii) of this Section 11.2(b), upon the earlier to occur of the execution of such definitive agreement and such consummation, pay to LifePoint a non-refundable fee in an amount equal to $50,000,000 (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to Province by LifePoint.

     (c) The Parties acknowledge that the agreement contained in paragraph (b) of this Section 11.2 is an integral part of the transactions contemplated by this Agreement, and that without the agreement, they would not enter into this Agreement; accordingly, if Province fails to pay promptly the Termination Fee payable by it pursuant to this Section 11.2, then Province shall pay to LifePoint its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period from the date such payment was due under this Agreement until the date of payment.

11.3 Brokers and Finders.

     Except for Province Financial Advisor as to Province and LifePoint Financial Advisor as to LifePoint, and except for fees paid pursuant to the Commitment Letter or the alternative financing contemplated by Section 8.17 of this Agreement, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Province or by LifePoint, each of Province and LifePoint, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement.

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.14 of this Agreement.

11.5 Amendments.

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

11.6 Waivers.

     (a) Prior to or at the Effective Time, LifePoint, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Province, to waive or extend the time for the compliance or fulfillment by Province of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LifePoint under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless signed in writing by a duly authorized officer of LifePoint.

     (b) Prior to or at the Effective Time, Province, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by LifePoint, Holding Company, Province Merger Sub or LifePoint Merger Sub, to waive or extend the time for the compliance or fulfillment by LifePoint, Holding Company, Province Merger Sub or LifePoint Merger Sub of

any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Province under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless signed in writing by a duly authorized officer of Province.

     (c) The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment.

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Province:	Province Healthcare Company 105 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Facsimile Number: (615) 376-4856 Attention: General Counsel
Copy to Counsel:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Facsimile Number: (404) 881-4777 Attention: J. Vaughan Curtis Paul J. Nozick

LifePoint, Holding Company, LifePoint Merger Sub or Province Merger Sub:	LifePoint Hospitals, Inc. 103 Powell Ct., Suite 200 Brentwood, TN 37027 Facsimile Number: (615) 372-8575 Attention: General Counsel

Copy to Counsel:	Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Facsimile Number: (212) 259-6333 Attention: Morton A. Pierce Jack S. Bodner

11.9 Governing Law; Venue; Waiver of Jury Trial.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Litigation for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such Litigation may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such Litigation shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in this Section 11.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9.

11.10 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions; Articles and Sections.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13 Enforcement of Agreement.

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIFEPOINT HOSPITALS, INC.
By:	/s/ Kenneth C. Donahey
Name:	Kenneth C. Donahey
Its:	Chairman of the Board, Chief Executive Officer and President

LAKERS HOLDING CORP.
By:	/s/ Kenneth C. Donahey
Name:	Kenneth C. Donahey
Its:	President

LAKERS ACQUISITION CORP.
By:	/s/ Kenneth C. Donahey
Name:	Kenneth C. Donahey
Its:	President

PACERS ACQUISITION CORP.
By:	/s/ Kenneth C. Donahey
Name:	Kenneth C. Donahey
Its:	President

PROVINCE HEALTHCARE COMPANY
By:	/s/ Martin S. Rash
Name:	Martin S. Rash
Its:	Chief Executive Officer and Chairman of the Board